                                                                   EXHIBIT 10(s)

                                U.S. $80,000,000



                               CREDIT AGREEMENT,



                            dated as of May 30, 1995



                                     among



                            THORN APPLE VALLEY, INC.

                                as the Borrower,



                                      and

                    CERTAIN COMMERCIAL LENDING INSTITUTIONS,

                                as the Lenders,



                                      and



              COOPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A.
                                New York Branch

                          as the Agent for the Lenders

                               TABLE OF CONTENTS

                                                                                                                    PAGE
                                                                                                                    ----
I        DEFINITIONS AND ACCOUNTING TERMS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
         1.1.             Defined Terms . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
         1.2.             Use of Defined Terms  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
         1.3.             Cross-References  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
         1.4.             Accounting and Financial Determinations . . . . . . . . . . . . . . . . . . . . . . . . .   17

II       COMMITMENTS, BORROWING PROCEDURES AND NOTES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
         2.1.             Commitments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
         2.1.1.           Commitment of Each Lender . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
         2.1.2.           Lenders Not Permitted or Required To Make Loans . . . . . . . . . . . . . . . . . . . . .   17
         2.2.             Reduction of Commitment Amount  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
         2.3.             Borrowing Procedure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
         2.4.             Continuation and Conversion Elections . . . . . . . . . . . . . . . . . . . . . . . . . .   18
         2.5.             Funding . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
         2.6.             Notes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
         2.7.             Extension of Commitment Termination Date  . . . . . . . . . . . . . . . . . . . . . . . .   19

III      REPAYMENTS, PREPAYMENTS, INTEREST AND FEES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
         3.1.             Repayments and Prepayments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
         3.2.             Interest Provisions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
         3.2.1.           Rates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
         3.2.2.           Post-Maturity Rates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
         3.2.3.           Payment Dates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
         3.3.             Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
         3.3.1.           Commitment Fee  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
         3.3.2.           Facility Fee  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
         3.3.3.           Agent's Fee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23

IV       CERTAIN EURODOLLAR RATE AND OTHER PROVISIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
         4.1.             Eurodollar Rate Lending Unlawful  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
         4.2.             Deposits Unavailable  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
         4.3.             Increased Eurodollar Rate Loan Costs, etc.  . . . . . . . . . . . . . . . . . . . . . . .   24
         4.4.             Funding Losses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
         4.5.             Increased Capital Costs . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
         4.6.             Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
         4.7.             Payments, Computations, etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
         4.8.             Sharing of Payments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
         4.9.             Setoff  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
         4.10.            Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28

V        CONDITIONS TO BORROWING  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
         5.1.             Initial Borrowing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
         5.1.1.           Resolutions, etc. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
         5.1.2.           Delivery of Notes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
         5.1.3.           Acquisition Consummated . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29





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                               TABLE OF CONTENTS
                                  (CONTINUED)

                                                                                                                     PAGE
                                                                                                                     ----
         5.1.4.           Payment of Outstanding Indebtedness, etc. . . . . . . . . . . . . . . . . . . . . . . . .   29
         5.1.5.           Environmental Report. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
         5.1.6.           Opinions of Counsel . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
         5.1.7.           Closing Fees, Expenses, etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
         5.2.             All Borrowings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
         5.2.1.           Compliance with Warranties, No Default, etc.  . . . . . . . . . . . . . . . . . . . . . .   29
         5.2.2.           Borrowing Request . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30

VI       REPRESENTATIONS AND WARRANTIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30
         6.1.             Organization, etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
         6.2.             Due Authorization, Non-Contravention, etc.  . . . . . . . . . . . . . . . . . . . . . . .   31
         6.3.             Government Approval, Regulation, etc. . . . . . . . . . . . . . . . . . . . . . . . . . .   31
         6.4.             Validity, etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
         6.5.             Financial Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
         6.6.             No Material Adverse Change  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32
         6.7.             Litigation, Labor Controversies, etc. . . . . . . . . . . . . . . . . . . . . . . . . . .   32
         6.8.             Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32
         6.9.             Ownership of Properties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32
         6.10.            Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32
         6.11.            Pension and Welfare Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33
         6.12.            Environmental Warranties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33
         6.13.            Regulations G, U and X  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   34
         6.14.            Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35
         6.15.            Leases  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35
         6.16.            Material Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35
         6.17.            Intellectual Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   36
         6.18.            Accuracy of Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   36

VII      COVENANTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   36
         7.1.             Affirmative Covenants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   36
         7.1.1.           Financial Information, Reports, Notices, etc. . . . . . . . . . . . . . . . . . . . . . .   36
         7.1.2.           Compliance with Laws, etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   38
         7.1.3.           Maintenance of Properties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   39
         7.1.4.           Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   39
         7.1.5.           Books and Records . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   39
         7.1.6.           Environmental Covenant  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   39
         7.2.             Negative Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
         7.2.1.           Business Activities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
         7.2.2.           Indebtedness  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
         7.2.3.           Liens . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   41
         7.2.4.           Financial Condition . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   42
         7.2.5.           Investments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   43
         7.2.6.           Restricted Payments, etc. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   44
         7.2.7.           Consolidation, Merger, etc. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   45
         7.2.8.           Asset Dispositions, etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   46
         7.2.9.           Sales and Leasebacks  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   46





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                               TABLE OF CONTENTS
                                  (CONTINUED)

                                                                                                                    PAGE
                                                                                                                    ----
         7.2.10.          Transactions with Affiliates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   46
         7.2.11.          Compliance with Borrowing Base  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   47

VIII     EVENTS OF DEFAULT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   47
         8.1.             Listing of Events of Default  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   47
         8.1.1.           Non-Payment of Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   47
         8.1.2.           Breach of Warranty  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   47
         8.1.3.           Non-Performance of Certain Covenants and Obligations  . . . . . . . . . . . . . . . . . .   47
         8.1.4.           Non-Performance of Other Covenants and Obligations  . . . . . . . . . . . . . . . . . . .   47
         8.1.5.           Default on Other Indebtedness . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   47
         8.1.6.           Judgments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   48
         8.1.7.           Pension Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   48
         8.1.8.           Control of the Borrower . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   48
         8.1.9.           Bankruptcy, Insolvency, etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   48
         8.2.             Action if Bankruptcy  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   49
         8.3.             Action if Other Event of Default  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   49

IX       THE AGENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   49
         9.1.             Actions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   49
         9.2.             Funding Reliance, etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   50
         9.3.             Exculpation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   51
         9.4.             Successor . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   51
         9.5.             Loans by RBN  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   52
         9.6.             Credit Decisions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   52
         9.7.             Copies, etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   52

X        MISCELLANEOUS PROVISIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   52
         10.1.            Waivers, Amendments, etc. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   52
         10.2.            Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   53
         10.3.            Payment of Costs and Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   53
         10.4.            Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   54
         10.5.            Survival  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   55
         10.6.            Severability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   55
         10.7.            Headings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   55
         10.8.            Execution in Counterparts, Effectiveness, etc.  . . . . . . . . . . . . . . . . . . . . .   55
         10.9.            Governing Law; Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   56
         10.10.           Successors and Assigns  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   56
         10.11.           Sale and Transfer of Loans and Note; Participations in Loans and Note . . . . . . . . . .   56
         10.11.1.         Assignments   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   56
         10.11.2.         Participations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   58
         10.12.           Other Transactions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   59
         10.13.           Forum Selection and Consent to Jurisdiction . . . . . . . . . . . . . . . . . . . . . . .   59
         10.14.           Waiver of Jury Trial  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   59





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                               TABLE OF CONTENTS
                                  (CONTINUED)

                                                                              PAGE
                                                                              ----
SCHEDULE I -              Disclosure Schedule

EXHIBIT A  -              Form of Note
EXHIBIT B  -              Form of Borrowing Base Certificate
EXHIBIT C  -              Form of Borrowing Request
EXHIBIT D  -              Form of Continuation/Conversion Notice
EXHIBIT E  -              Form of Lender Assignment Agreement
EXHIBIT F  -              Form of Opinion of Counsel to the Borrower

                                CREDIT AGREEMENT


         THIS CREDIT AGREEMENT, dated as of May 30, 1995, among THORN APPLE VALLEY, INC. a Michigan corporation (the "Borrower"), the various financial institutions as are or may become parties hereto (collectively, the "Lenders"), and COOPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A., acting through its New York Branch ("RBN"), as agent (the "Agent") for the Lenders,


                              W I T N E S S E T H:


         WHEREAS, the Borrower is engaged directly and through its various Subsidiaries in the business of processing food; and

         WHEREAS, the Borrower desires to obtain Commitments from the Lenders pursuant to which Loans, in a maximum aggregate principal amount at any one time outstanding not to exceed $80,000,000, will be made to the Borrower from time to time prior to the Commitment Termination Dates of the Lenders; and

         WHEREAS, the Lenders are willing, on the terms and subject to the conditions hereinafter set forth (including Article V), to extend such Commitments and make such Loans to the Borrower.

         NOW, THEREFORE, the parties hereto agree as follows:


                                   ARTICLE I

                        DEFINITIONS AND ACCOUNTING TERMS

         SECTION 1.1. Defined Terms. The following terms (whether or not underscored) when used in this Agreement, including its preamble and recitals, shall, except where the context otherwise requires, have the following meanings (such meanings to be equally applicable to the singular and plural forms thereof):

         "Acquisition" shall mean the purchase of assets contemplated by the Wilson Purchase Agreement.

         "Affiliate" shall mean any Person:

                          (a) which directly or indirectly controls, or is controlled by, the Borrower; or

                          (b) which beneficially owns or holds 5% or more of any class of Voting Stock of the Borrower.

         "Agent's Fee Letter" means the letter dated May 15, 1995 between the Borrower and the Agent.

         "Agreement" means, on any date, this Credit Agreement as originally in effect on the Effective Date and as thereafter from time to time amended, supplemented, amended and restated, or otherwise modified and in effect on such date.

         "Alternate Base Rate" means, on any date and with respect to all Base Rate Loans, a fluctuating rate of interest per annum equal to the higher of:

                          (i) the rate of interest announced by the Agent from time to time in New York, New York as its base rate; or

                          (ii) one percent (1%) per annum above the fluctuating rate of interest that is the rate determined by RBN to be the opening rate per annum paid or payable by it on the day in question in New York, New York for federal funds purchased overnight from other banking institutions.

The Alternate Base Rate is not necessarily intended to be the lowest rate of interest determined by the RBN in connection with extensions of credit.
Changes in the rate of interest on that portion of any Loans maintained as Base Rate Loans will take effect simultaneously with each change in the Alternate Base Rate. The Agent will give notice promptly to the Borrower and the Lenders of changes in the Alternate Base Rate.

         "Applicable Margin" means (i) 0.80% during the period in which the Interest Coverage Ratio is greater than 4.5 to 1 or (ii) 1.00% during the period in which the Interest Coverage Ratio is equal to or less than 4.5 to 1; provided, however, that the Applicable Margin during the period from the Effective Date until the first anniversary of the Effective Date will be 0.80%.

         Any increase or decrease in the Applicable Margin resulting from a change in the Interest Coverage Ratio shall become effective as of the first day of the Fiscal Quarter immediately following the date the financial statements described in Sections 7.1.1(a) and 7.1.1(b) are delivered to the Agent; provided, however, that if such financial statements are not delivered during such preceding Fiscal Quarter, the Applicable Margin shall be the amount defined in subparagraph (ii) above.

         "Assignee Lender" is defined in Section 10.11.1.

         "Authorized Officer" means, relative to the Borrower, those of its officers whose signatures and incumbency shall have been certified to the Agent and the Lenders pursuant to Section 5.1.1.

         "Available Borrowing Base" means, at any time, the excess (if any) of the Borrowing Base, as calculated in the then most recently delivered Borrowing Base Certificate, over the aggregate principal amount of all outstanding Other Borrowing Base Debt.

         "Base Rate Loan" means a Loan bearing interest at a fluctuating rate determined by reference to the Alternate Base Rate.

         "Beneficial Ownership" has the meaning given to such term in Rule 13d-3 under the Securities Exchange Act of 1934, as amended, and as it may be further amended from time to time.

         "Borrower" is defined in the preamble.

         "Borrowing" means the Loans of the same type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by all Lenders on the same Business Day and pursuant to the same Borrowing Request in accordance with Section 2.1.

         "Borrowing Base" means at any time an amount equal to the sum of (i) eighty percent (80%) of the unpaid principal amount of Eligible Receivables of the Borrower plus (ii) sixty percent (60%) of the Eligible Inventory of the Borrower.

         "Borrowing Base Certificate" means a certificate of an Authorized Officer of the Borrower, substantially in the form of Exhibit B, or such other form as the Agent may approve from time to time, setting forth a calculation of the Borrowing Base.

         "Borrowing Base Debt" means the Loans and the Other Borrowing Base
Debt.

         "Borrowing Request" means a loan request and certificate duly executed by an Authorized Officer of the Borrower, substantially in the form of Exhibit C hereto.

         "Business Day" means

                 (a) any day which is neither a Saturday or Sunday nor a legal holiday on which banks are authorized or required to be closed in New York, New York and Chicago, Illinois; and

                 (b) relative to the making, continuing, prepaying or repaying of any Eurodollar Rate Loans, any day on which dealings in Dollars are carried on in the London interbank market.

         "Capital Lease" shall mean any lease of property which in accordance with GAAP should be capitalized on the lessee's balance sheet, or for which the amount of the asset and liability thereunder as if so capitalized should be disclosed in a note to such balance sheet, and, for purposes of this Agreement and each other Loan Document, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP, and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

         "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

         "CERCLIS" means the Comprehensive Environmental Response Compensation Liability Information System List.

         "Change in Control" means

                 (a) the acquisition, through purchase or otherwise (including the agreement to act in concert without more), by any Person (other than Designated Persons) or group of Persons acting in concert (other than Designated Persons), directly or indirectly, in one or more transactions, of Beneficial Ownership or control of securities representing more than 30% of the combined voting power of the Borrower's Voting Stock; or

                 (b) the distribution by the Borrower of cash, securities or other properties (other than regular periodic cash dividends at a rate which is substantially consistent with past practice, including with respect to increases in dividends, and other than common stock of the Borrower or rights to acquire common stock of the Borrower) to holders of capital stock (including by means of dividend, reclassification, recapitalization or otherwise) which, together with all other such distributions during the 365-day period preceding the date of such distribution, has an aggregate fair market value in excess of an amount equal to 30% of the fair market value of the Voting Stock of the Borrower outstanding on the date immediately prior to such distribution.

         A merger or consolidation pursuant to Section 7.2.7 with respect to which the Voting Stock of the surviving corporation is more than 30% owned by a Person or group of Persons acting in concert (other than Designated Persons) who did not own such Voting Stock prior to such merger or consolidation shall constitute a "Change of Control."

         "Code" means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

         "Commitment" means, relative to any Lender, such Lender's obligation to make Loans pursuant to Section 2.1.1.

         "Commitment Amount" means, on any date, $80,000,000, as such amount may be reduced from time to time pursuant to Section 2.2.

         "Commitment Termination Date" means, for each Lender, May 30, 1998, as such date may be extended by such Lender pursuant to the provisions of Section 2.7.

         "Consolidated Adjusted Net Worth" shall mean Consolidated Shareholders' Equity less all goodwill, tradenames, trademarks, patents, organizational expense, unamortized debt discount and expense and other intangible assets properly classified as intangibles in accordance with GAAP and incurred after the date of consummation of the Acquisition.

         "Consolidated Earnings Available for Fixed Charges" shall mean Consolidated Net Earnings plus taxes, Consolidated Interest Expense, and minimum operating lease payments.

         "Consolidated Earnings Available for Interest Expense" shall mean, for any period, Consolidated Net Earnings for such period before deduction of any amount which, in conformity with GAAP, would be set forth opposite the caption "income tax expense" (including deferred income taxes) (or any like caption) on a consolidated income statement of Borrower for such period, plus Consolidated Interest Expense for such period plus the amortization of any financing cost and of any debt discount, plus an amount which, in conformity with GAAP, would be set forth opposite the caption "depreciation and amortization expenses" (or any like caption) (including, without limitation, amortization of intangible assets) on such an income statement for such period, to the extent the same are deducted from Borrower's net revenues, in conformity with GAAP, in determining Consolidated Net Earnings for such period.

         "Consolidated Interest Expense" shall mean the interest expense (including capitalized and noncapitalized interest, the interest component of Rentals under Capitalized Leases and any expense associated with the termination of a swap arrangement) of the Borrower and its Subsidiaries on a consolidated basis for any period.

         "Consolidated Net Earnings" shall mean the net earnings of the Borrower and its Subsidiaries in accordance with GAAP, excluding:

                 (a) extraordinary items (including extraordinary gains and losses, and including acquisition closing costs including agent's fees); and

                 (b) any equity interest of the Borrower on the unremitted earnings of any corporation not a Subsidiary.

         "Consolidated Shareholders' Equity" shall mean consolidated shareholders' equity of the Borrower and its Subsidiaries determined in accordance with GAAP.

         "Consolidated Total Assets" shall mean the total assets of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP.

         "Consolidated Total Capitalization" shall mean the sum of Consolidated Adjusted Net Worth and Funded Debt.

         "Continuation/Conversion Notice" means a notice of continuation or conversion and certificate duly executed by an Authorized Officer of the Borrower, substantially in the form of Exhibit D hereto.

         "Controlled Group" means all members of a controlled group of corporations and all members of a controlled group of trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414(b) or 414(c) of the Code or Section 4001 of ERISA.

         "Debt" shall mean, for any Person (i) all items of borrowings, including Capitalized Leases, which in accordance with GAAP would be included in determining total liabilities as shown on the liability side of a balance sheet of such Person as of the date at which Indebtedness is to be determined,
(ii) all Guaranties (other than Guaranties of Indebtedness of such Person or a Subsidiary of such Person by a Subsidiary of such Person, or of a Subsidiary of by such Person), letters of credit and endorsements (other than of notes, bills and checks presented to banks for collection or deposit in the ordinary course of business), in each case to support Indebtedness of other Persons; and (iii) all items of borrowings secured by any mortgage, pledge or Lien existing on property owned subject to such mortgage, pledge or Lien, whether or not the borrowings secured thereby shall have been assumed by such Person or any Subsidiary.

         "Declining Lender" is defined in Section 2.7.

         "Default" means any condition, occurrence or event that after notice or lapse of time or both would constitute on Event of Default.

         "Designated Persons" means any of the following:

                 (a) (i) Henry S. Dorfman, Marla Dorfman, Gayle Weiss, Carolyn Dorfman and Joel Dorfman; (ii) the estates of the Persons set forth in clause (i); and (iii) inter vivos or testamentary trusts the beneficiaries of which are one or more Persons falling within the scope of clauses (i) or (ii) above;

                 (b) Joel Dorfman, Henry S. Dorfman, Louis Glazier, Michael Rozzano, Keith Jahnke and Edward Boan;

                 (c) a group of Persons fifty percent or more of which are comprised of Persons set forth in paragraphs (a) and/or (b) above; or

                 (d) an Employee Stock Ownership Plan as defined in Section 4975(e)(7) of the Code.

         "Disclosure Schedule" means the Disclosure Schedule attached hereto as
Schedule I, as it may be amended, supplemented or otherwise modified from time to time by the Borrower with the written consent of the Agent and the Required Lenders.

         "Dollar" and the sign "$" mean lawful money of the United States.

         "Domestic Office" means, relative to any Lender, the office of such Lender designated as such below its signature hereto or designated in a Lender Assignment Agreement or such other office of a Lender (or any successor or assign of such Lender) within the United States as may be designated from time to time by notice from such Lender, as the case may be, to each other Person party hereto.
         "Effective Date" means the date this Agreement becomes effective pursuant to Section 10.8.

         "Eligible Inventory" means inventory of the Borrower valued at the lower of cost or fair market, excluding inventory which: (a) consists of obsolete or unsalable items or (b) is subject to a Lien in favor of any Person.

         "Eligible Receivable" at any time means a Receivable that meets each of the following requirements:

         (i)  the obligor is not an Affiliate of the Borrower;

         (ii) the obligor of which is not the obligor of any Receivable as to which any payment or part thereof remains unpaid for more than 60 days from the original due date for such payment in an aggregate amount of 20% or more of the aggregate unpaid principal amount of all the Receivables of such obligor;

         (iii) as to which any payment or part thereof is past due for more than 30 days from the original due date for such payment;

         (iv) with regard to which the obligor thereof is not insolvent or the subject of any bankruptcy or insolvency proceeding or which has made an assignment for the benefit of creditors, suspended normal business operations, dissolved, liquidated, terminated its existence, ceased to pay its debts as they become due or suffered a receiver or trustee to be appointed for any of its assets or affairs;

         (v)  which is denominated and payable only in Dollars; and

         (vi)  which is owned by the Borrower free and clear of any Liens.

         "Environmental Laws" means all applicable federal, state or local statutes, laws, ordinances, codes, rules, regulations and guidelines (including consent decrees and administrative orders) relating to public health and safety and protection of the environment.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of ERISA also refer to any successor sections.

         "Eurodollar Rate Loan" means a Loan bearing interest, at all times during an Interest Period applicable to such Loan, at a fixed rate of interest determined by reference to the LIBOR Rate (Reserve Adjusted).

         "Event of Default" is defined in Section 8.1.

         "Fiscal Quarter" means any quarter of a Fiscal Year.

         "Fiscal Year" means any period of fifty-two consecutive weeks ending on, in the case of 1995, May 26, 1995 and, in the case of any other Fiscal Year, the last Friday in May; references to a Fiscal Year with a number corresponding to any calendar year (e.g., the "1994 Fiscal Year") refer to the Fiscal Year ending in May of such calendar year.

         "Fixed Charge Coverage Ratio" means the ratio of Consolidated Earnings Available for Fixed Charges to Fixed Charges measured as of the last day of any Fiscal Quarter for the period consisting of four consecutive Fiscal Quarters ending on such last day.

         "Fixed Charges" means, for any period, the Consolidated Interest Expense of the Borrower and its Subsidiaries for such period, plus the aggregate amount of the minimum net rent payments of Borrower and its Subsidiaries for such period under all operating leases of Borrower and its Subsidiaries.

         "F.R.S. Board" means the Board of Governors of the Federal Reserve System or any successor thereto.

         "Funded Debt" shall, at any time, mean the aggregate principal amount of Debt of the Borrower and its Subsidiaries on a consolidated basis minus the lesser of $10,000,000 and the principal amount of the Loans then outstanding.

         "GAAP" is defined in Section 1.4.

         "Guaranty" means all obligations (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection or obligations incurred in the ordinary course of business in connection with repurchase agreements) of a Person guaranteeing or, in effect, guaranteeing any Indebtedness, dividend or other obligation, of any other Person in any manner, whether directly or indirectly, including, without limitation, all obligations incurred through an agreement, contingent or otherwise, by such Person: (i) to purchase such Indebtedness or obligation or any property or assets constituting security therefor, (ii) to advance or supply funds (x) for the purchase or payment of such Indebtedness or obligations, (y) to maintain working capital or other balance sheet condition or otherwise to advance or make available funds for the purchase or payment of such Indebtedness or obligation, (iii) to lease property or to purchase securities or other property or services primarily for the purpose of assuring the owner of such Indebtedness, or (iv) otherwise to assure the owner of the Indebtedness or obligation against loss in respect thereof. For the purposes of all computations made under this Agreement, a Guaranty in respect of any Indebtedness for borrowed money shall be deemed to be Indebtedness equal to the principal amount of such Indebtedness for borrowed money which has been guaranteed, and a Guaranty in respect of any other obligation or liability or any dividend shall be deemed to be Indebtedness equal to the maximum aggregate amount of such obligation, liability or dividend.

         "Hazardous Material" means:

                 (a)      any "hazardous substance," as defined by CERCLA;

                 (b) any "hazardous waste," as defined by the Resource Conservation and Recovery Act, as amended;

                 (c)      any petroleum product; or

                 (d) any pollutant or contaminant or hazardous, dangerous or toxic chemical, material or substance within the meaning of any other applicable federal, state or local law, regulation, ordinance or requirement (including consent decrees and administrative orders) relating to or imposing liability or standards of conduct concerning any hazardous, toxic or dangerous waste, substance or material, all as amended or hereafter amended.

         "Hedging Obligations" means, with respect to any Person, all liabilities of such Person under interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, and all other agreements or arrangements designed to protect such Person against fluctuations in interest rates or currency exchange rates.

         "herein," "hereof," "hereto," "hereunder" and similar terms contained in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular Section, paragraph or provision of this Agreement or such other Loan Document.

         "Impermissible Qualification" means, relative to the opinion or certification of any independent public accountant as to any financial statement of the Borrower, any qualification or exception to such opinion or certification:

                 (a)      which is of a "going concern" or similar nature;

                 (b) which relates to the limited scope of examination of matters relevant to such financial statement; or

                 (c) which relates to the treatment or classification of any item in such financial statement and which, as a condition to its removal, would require an adjustment to such item the effect of which would be to cause the Borrower to be in default of any of its obligations under Section 7.2.4.

         "including" means including without limiting the generality of any description preceding such term, and, for purposes of this Agreement and each other Loan Document, the parties hereto agree that the rule of ejusdem generis shall not be applicable to limit a general statement, which is followed by or referable to an enumeration of specific matters, to matters similar to the matters specifically mentioned.

         "Indebtedness" of any Person means, without duplication:

                 (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

                 (b) all obligations, contingent or otherwise, relative to the face amount of all letters of credit, whether or not drawn, and banker's acceptances issued for the account of such Person;

                 (c) all obligations of such Person as lessee under leases which have been or should be, in accordance with GAAP, recorded as Capitalized Leases;

                 (d) all other items which, in accordance with GAAP, would be included as liabilities on the liability side of the balance sheet of such Person as of the date at which Indebtedness is to be determined;

                 (e)      net liabilities of such Person under all Hedging
         Obligations;

                 (f) whether or not so included as liabilities in accordance with GAAP, all obligations of such Person to pay the deferred purchase price of property or services, and indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse; and

                 (g) all Guaranties of such Person in respect of any of the foregoing.

For all purposes of this Agreement, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer.

         "Indemnified Liabilities" is defined in Section 10.4.

         "Indemnified Parties" is defined in Section 10.4.

         "Interest Coverage Ratio" means the ratio of Consolidated Earnings Available for Interest Expense to Consolidated Interest Expense measured as of the last day of any Fiscal Quarter for the period consisting of four consecutive Fiscal Quarters ending on such last day.

         "Interest Period" means, relative to any Eurodollar Rate Loan, the period beginning on (and including) the date on which such Eurodollar Rate Loan is made or continued as, or converted into, a Eurodollar Rate Loan pursuant to
Section 2.3 or 2.4, and shall end on (but exclude) the day which numerically corresponds to such date one, two, three or six months thereafter (or, if such month has no numerically corresponding day, on the last Business Day of such month), in either case as the Borrower may select in its relevant notice pursuant to Section 2.3 or 2.4; provided, however, that

                 (a) the Borrower shall not be permitted to select Interest Periods to be in effect at any one time which have expiration dates occurring on more than ten different dates;

                 (b) Interest Periods commencing on the same date for Loans comprising part of the same Borrowing shall be of the same duration;

                 (c) if such Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next following Business Day (unless such next following Business Day is the first Business Day of a calendar month, in which case such Interest Period shall end on the Business Day next preceding such numerically corresponding day); and

                 (d) no Interest Period may end later than the Commitment Termination Date.

         "Investment" means, relative to any Person:

                 (a) any loan or advance made by such Person to any other Person (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business);

                 (b)      any Guaranty of such Person; and

                 (c) any ownership or similar interest held by such Person in any other Person.

The amount of any Investment shall be the original principal or capital amount thereof, less all returns of principal or equity thereon (and without adjustment by reason of the financial condition of such other Person) and shall, if made by the transfer or exchange of property other than cash, be deemed to have been made in an original principal or capital amount equal to the fair market value of such property.

         "Lender Assignment Agreement" means a Lender Assignment Agreement substantially in the form of Exhibit E hereto.

         "Lenders" is defined in the preamble.

         "LIBOR Office" means, relative to any Lender, the office of such Lender designated as such below its signature hereto or designated in the Lender Assignment Agreement or such other office of a Lender as designated from time to time by notice from such Lender to the Borrower and the Agent, whether or not outside the

United States, which shall be making or maintaining Eurodollar Rate Loans of such Lender hereunder.

         "LIBOR Rate" means the rate with respect to the relevant Interest Period to be determined on the basis of the offered rates for deposits in Dollars for the relevant Interest Period which appear on Telerate Page 3750 (or, if such service or page is not available, such other service or page as the Agent may determine as the appropriate service and page for the purpose of displaying offered rates of leading reference banks in London for interbank deposits in U.S. Dollars) as of 11:00 A.M. (London time) on the day that is two
(2) Business Days prior to the first day of the relevant Interest Period.

         "LIBOR Rate (Reserve Adjusted)" means, relative to any Loan to be made, continued or maintained as, or converted into, a Eurodollar Rate Loan for any Interest Period, a rate per annum (rounded upwards, if necessary, to the nearest 1/16 of 1%) determined pursuant to the following formula:

               LIBOR Rate      =              LIBOR Rate
           (Reserve Adjusted)        1.00 - LIBOR Reserve Percentage

         The LIBOR Rate (Reserve Adjusted) for any Interest Period for Eurodollar Rate Loans will be determined by the Agent on the basis of the LIBOR Reserve Percentage in effect on, and the applicable rates furnished to and received by the Agent from RBN, two Business Days before the first day of such Interest Period.

         "LIBOR Reserve Percentage" of RBN for the Interest Period for any Eurodollar Rate Loan means the reserve percentage applicable during such Interest Period (or if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for such Lender with respect to liabilities or assets consisting of or including "eurocurrency liabilities" (as such term is defined in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time) having a term equal to such Interest Period.

         "Lien" shall mean with respect to any Person, any mortgage, lien, pledge, adverse claim, charge, security interest or other encumbrance in or on, or interest or title of any vendor, lessor, lender or other secured party to or of such Person under a conditional sale or other title retention agreement or Capital Lease with respect to, any property or asset of such Person, or the signing or filing of a financing statement which names such Person as debtor, or the signing of any security agreement authorizing any other party as the secured party thereunder to file any financing statement.

         "Loan" is defined in Section 2.1.1.

         "Loan Document" means this Agreement, the Notes and the Agent's Fee Letter.

         "Majority-Owned Subsidiary" means, when applied to a Subsidiary, any Subsidiary 80% or more of the Voting Stock of which is owned by the Borrower or a Majority-Owned Subsidiary (other than Voting Stock required to be held as director's qualifying stock).

         "Note" means a promissory note of the Borrower payable to any Lender, in the form of Exhibit A hereto (as such promissory note may be amended, endorsed or otherwise modified from time to time), evidencing the aggregate Indebtedness of the Borrower to such Lender resulting from outstanding Loans, and also means all other promissory notes accepted from time to time in substitution therefor or renewal thereof.

         "Obligations" means all obligations (monetary or otherwise) of the Borrower arising under or in connection with this Agreement, the Notes and each other Loan Document.

         "Organic Document" means, relative to the Borrower, its certificate of incorporation, its by-laws and all shareholder agreements, voting trusts and similar arrangements applicable to any of its authorized shares of capital stock.

         "Other Borrowing Base Debt" means any Indebtedness outstanding under a credit line or other facility between the Borrower and a Lender (or any other Person to the extent the aggregate principal amount outstanding to all such other Persons does not exceed $2,000,000 at any time), providing for borrowings for a period of less than one year.

         "Participant" is defined in Section 10.11.2.

         "PBGC" means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

         "Pension Plan" means a "pension plan," as such term is defined in section 3(2) of ERISA, which is subject to Title IV of ERISA (other than a multiemployer plan as defined in section 4001(a)(3) of ERISA), and to which the Borrower or any corporation, trade or business that is, along with the Borrower, a member of a Controlled Group, may have liability, including any liability by reason of having been a substantial employer within the meaning of section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under section 4069 of ERISA.

         "Percentage" means, relative to any Lender, the percentage set forth opposite its signature hereto or set forth in the Lender Assignment Agreement, as such percentage may be adjusted from time to time pursuant to Lender Assignment Agreement(s) executed by such Lender and its Assignee Lender(s) and delivered pursuant to Section 10.11.

         "Person" means any natural person, corporation, partnership, firm, association, trust, government, governmental agency or any other entity, whether acting in an individual, fiduciary or other capacity.

         "Plan" means any Pension Plan or Welfare Plan.

         "Property" means any real or personal or tangible or intangible asset.

         "Quarterly Payment Date" means the first day of each April, July, October, and January or, if any such day is not a Business Day, the next succeeding Business Day.

         "RBN" is defined in the preamble.

         "Receivable" means any right to payment of the Borrower from any Person arising from the sale of goods or services by the Borrower in the ordinary course of its business.

         "Release" means a "release," as such term is defined in CERCLA.

         "Replacement Lender" is defined in Section 2.7.

         "Required Lenders" means, at any time, Lenders holding at least
66 2/3% of the then aggregate outstanding principal amount of the Notes then held by the Lenders, or, if no such principal amount is then outstanding, Lenders having at least 66 2/3% of the Commitments.

         "Resource Conservation and Recovery Act" means the Resource Conservation and Recovery Act, 42 U.S.C. Section 690, et seq., as in effect from time to time.

         "Restricted Payment" is defined in Section 7.2.6.

         "Sale and Lease-Back Transaction" means any arrangement, directly or indirectly, with any Person whereby a seller or a transferor shall sell or otherwise transfer any real or personal property and then or thereafter lease (whether or not a Capitalized

Lease), or repurchase under any extended purchase contract, the same or similar property from the purchaser or the transferee of such property.

         "Stated Maturity Date" means, with respect to the Loans of any Lender, such Lender's Commitment Termination Date.

         "Subordinated Debt" shall mean the principal of and premium, if any, and interest on all indebtedness of the Borrower, whether currently outstanding or hereafter created, for money borrowed, or any indebtedness incurred in connection with an acquisition or lease of property or with a merger, consolidation, or acquisition of assets which is expressly subordinated in right of payment pursuant to its terms to the Loans (whether or not it is subordinated to other indebtedness of the Borrower).

         "Subsidiary" shall mean any corporation of which the Borrower directly or indirectly owns more than 50% of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency).

         "Taxes" is defined in Section 4.6.

         "type" means, relative to any Loan, the portion thereof, if any, being maintained as a Base Rate Loan, or a Eurodollar Rate Loan.

         "United States" or "U.S." means the United States of America, its fifty States and the District of Columbia.

         "Voting Stock" shall mean capital stock of any class or classes of a corporation having power under ordinary circumstances to vote for the election of members of the board of directors of such corporation, or persons performing similar functions (irrespective of whether or not at the time stock of any of the class or classes shall have or might have special voting power or rights by reason of the happening of any contingency).

         "Welfare Plan" means a "welfare plan," as such term is defined in section 3(1) of ERISA.

         "Wilson Purchase Agreement" means the Asset Purchase Agreement, dated as of April 29, 1995, between the Borrower and Doskocil Companies Incorporated, Wilson Foods Corporation, Concordia Foods Corporation, Dixie Foods Company and Shreveport Foods Company.

         SECTION 1.2. Use of Defined Terms. Unless otherwise defined or the context otherwise requires, terms for which meanings are provided in this Agreement shall have such meanings when used in the Disclosure Schedule and in each Note, Borrowing Request, Continuation/Conversion Notice, Loan Document, notice and other communication delivered from time to time in connection with this Agreement or any other Loan Document.

         SECTION 1.3. Cross-References. Unless otherwise specified, references in this Agreement and in each other Loan Document to any Article or Section are references to such Article or Section of this Agreement or such other Loan Document, as the case may be, and, unless otherwise specified, references in any Article, Section or definition to any clause are references to such clause of such Article, Section or definition.

         SECTION 1.4. Accounting and Financial Determinations. Unless otherwise specified, all accounting terms used herein or in any other Loan Document shall be interpreted, all accounting determinations and computations hereunder or thereunder (including under Section 7.2.4) shall be made, and all financial statements required to be delivered hereunder or thereunder shall be prepared in accordance with those generally accepted accounting principles ("GAAP") applied in the preparation of the financial statements referred to in
Section 6.5.

                                   ARTICLE II

                  COMMITMENTS, BORROWING PROCEDURES AND NOTES

         SECTION 2.1. Commitments. On the terms and subject to the conditions of this Agreement (including Article V), each Lender severally agrees to make Loans pursuant to the Commitments described in this Section 2.1.

         SECTION 2.1.1. Commitment of Each Lender. From time to time on any Business Day occurring prior to such Lender's Commitment Termination Date, each Lender will make loans (relative to such Lender, and of any type, its "Loans") to the Borrower equal to such Lender's Percentage of the aggregate amount of the Borrowing requested by the Borrower to be made on such day. The commitment of each Lender described in this Section 2.1.1 is herein referred to as its "Commitment." On the terms and subject to the conditions hereof, the Borrower may from time to time borrow, prepay and reborrow Loans.

         SECTION 2.1.2. Lenders Not Permitted or Required To Make Loans. No Lender shall be permitted or required to make any Loan if, after giving effect thereto, the aggregate outstanding principal amount of all Loans

                 (a) of all Lenders would exceed the lesser of (i) the Available Borrowing Base and (ii) the Commitment Amount, or

                 (b) of such Lender would exceed such Lender's Percentage of the lesser of (i) the Available Borrowing Base and (ii) the Commitment Amount.

         SECTION 2.2.     Reduction of Commitment Amount.

         The Borrower may, from time to time on any Business Day occurring after the time of the initial Borrowing hereunder, voluntarily reduce the Commitment Amount; provided, however, that all such reductions shall require at least five Business Days' prior notice to the Agent and be permanent, and any partial reduction of the Commitment Amount shall be in a minimum amount of $5,000,000 and in an integral multiple of $1,000,000.

         SECTION 2.3. Borrowing Procedure. By delivering a Borrowing Request to the Agent on or before 12:00 Noon, New York City time, on a Business Day, the Borrower may from time to time irrevocably request, on not less than three Business Days' notice (in the case of a request for a Eurodollar Loan) or on the day of the requested Borrowing (in the case of a request for a Base Rate
Loan), that a Borrowing be made in a minimum amount of $500,000 and an integral multiple of $100,000 or in the unused amount of the Commitments. The Agent shall promptly advise each Lender of such Borrowing Request. On the terms and subject to the conditions of this Agreement, each Borrowing shall be comprised of the type of Loans, and shall be made on the Business Day, specified in such Borrowing Request. On or before 12:00 Noon, New York City time, on such Business Day if the requested Borrowing is for Eurodollar Loans or on or before 2:00 p.m., New York City time, if the requested Borrowing is for Base Rate Loans each Lender shall deposit with the Agent same-day funds in an amount equal to such Lender's Percentage of the requested Borrowing. Such deposit will be made to an account which the Agent shall specify from time to time by notice to the Lenders. To the extent funds are received from the Lenders, the Agent shall make such funds available to the Borrower by wire transfer to the accounts the Borrower shall have specified in its Borrowing Request. No Lender's obligation to make any Loan shall be affected by any other Lender's failure to make any Loan.

         SECTION 2.4. Continuation and Conversion Elections. By delivering a Continuation/Conversion Notice to the Agent on or before 11:00 a.m., New York City time, on a Business Day, the Borrower may from time to time irrevocably elect on not less than three Business Days' notice that the total amount, or any portion in an aggregate minimum amount of $500,000 and an integral multiple of $100,000, of any Loans be, in the case of Base Rate Loans, converted into Eurodollar Rate Loans or, in the case of Eurodollar Rate Loans, be converted into a Base Rate Loan or continued as a

Eurodollar Rate Loan (in the absence of delivery of a Continuation/Conversion Notice with respect to any Eurodollar Rate Loan at least three Business Days before the last day of the then current Interest Period with respect thereto, such Eurodollar Rate Loan shall, on such last day, automatically convert to a Base Rate Loan); provided, however, that (i) each such conversion or continuation shall be pro-rated among the applicable outstanding Loans of all Lenders, and (ii) no portion of the outstanding principal amount of any Loans may be continued as, or be converted into, Eurodollar Rate Loans when any Default has occurred and is continuing.

         SECTION 2.5. Funding. Each Lender may, if it so elects, fulfill its obligation to make, continue or convert Eurodollar Rate Loans hereunder by causing one of its foreign branches or Affiliates (or an international banking facility created by such Lender) to make or maintain such Eurodollar Rate Loan; provided, however, that such Eurodollar Rate Loan shall nonetheless be deemed to have been made and to be held by such Lender, and the obligation of the Borrower to repay such Eurodollar Rate Loan shall nevertheless be to such Lender for the account of such foreign branch, Affiliate or international banking facility. In addition, the Borrower hereby consents and agrees that, for purposes of any determination to be made for purposes of Sections 4.1, 4.2,
4.3 or 4.4, it shall be conclusively assumed that each Lender elected to fund all Eurodollar Rate Loans by purchasing, as the case may be, Dollar certificates of deposit in the U.S. or Dollar deposits in its LIBOR Office's interbank eurodollar market.

         SECTION 2.6. Notes. Each Lender's Loans under its Commitment shall be evidenced by a Note payable to the order of such Lender in a maximum principal amount equal to such Lender's Percentage of the original Commitment Amount. The Borrower hereby irrevocably authorizes each Lender to make (or cause to be made) appropriate notations on the grid attached to such Lender's Note (or on any continuation of such grid), which notations, if made, shall evidence, inter alia, the date of, the outstanding principal of, and the interest rate and Interest Period applicable to the Loans evidenced thereby. Such notations shall be conclusive and binding on the Borrower absent manifest error; provided, however, that the failure of any Lender to make any such notations shall not limit or otherwise affect any Obligations of the Borrower.

         SECTION 2.7. Extension of Commitment Termination Date. Sixty (60) days prior to any anniversary of the Effective Date, the Borrower may, by telephonic notice to the Agent (provided that telephonic notice shall be promptly confirmed by the Borrower in writing), request an extension of the Lenders' Commitment Termination Date for an additional year. The Agent shall promptly notify the Lenders of such request. Each Lender shall decide, in its individual and sole discretion, whether to so extend its

Commitment Termination Date and shall notify the Borrower and the Agent if it agrees to such extension at least fifteen (15) days prior to such anniversary. Failure of a Lender to respond to a notice from the Agent of a request to extend its Commitment Termination Date shall be deemed to constitute such Lender's refusal to extend. If a Lender agrees to such extension, the new Commitment Termination Date for such Lender shall be the date which is one year after such Lender's existing Commitment Termination Date. With respect to each Lender declining to extend the Commitment Termination Date (each a "Declining Lender"), the Borrower may obtain the commitment of one or more other banks or financial institutions that are willing to become a party to this Agreement and replace such Declining Lenders; provided, however, that prior to obtaining such commitments, the Borrower gives each of the Lenders extending its Commitment Termination Date the opportunity to increase its commitment amount to an amount which would include all or a portion of the Declining Lenders' Commitments. If any of the Lenders increase their Commitments or the Borrower obtains the commitment of one or more new Lenders (in each case a "Replacement Lender"), the Declining Lender will negotiate in good faith with any such Replacement Lender to assign the applicable portion of such Declining Lender's rights, and transfer the applicable portion of its obligations, to such Replacement Lender; provided, further that nothing herein shall relieve or discharge any Declining Lender from any obligation hereunder unless such obligation is expressly assumed by the Replacement Lender by such Replacement Lender's execution and delivery of a Lender Assignment Agreement. If the Commitment Termination Date is extended for some but not all of the Lenders and the Borrower has not replaced all the Declining Lenders, on the Commitment Termination Date as in effect before such extension, the Borrower shall pay to each Declining Lender the principal balance of all Loans then outstanding to such Lender, together with all interest accrued thereon and all fees due to such Lender hereunder.

                                  ARTICLE III

                   REPAYMENTS, PREPAYMENTS, INTEREST AND FEES

         SECTION 3.1. Repayments and Prepayments. The Borrower shall repay in full the unpaid principal amount of each Loan upon the Stated Maturity Date therefor. Prior thereto, the Borrower:

                 (a) may, from time to time on any Business Day, make a voluntary prepayment, in whole or in part, of the outstanding principal amount of any Loans; provided, however, that

                          (i) any such prepayment shall be made pro rata among Loans of the same type and, if applicable, having the same Interest Period of all Lenders;

                          (ii) all voluntary prepayments of Eurodollar Loans shall require at least five Business Days' prior written notice to the Agent; and

                          (iii) all such voluntary partial prepayments shall be
                 in an aggregate minimum amount of $500,000 and an integral multiple of $100,000;

                 (b) shall, on each date when any reduction in the Commitment Amount shall become effective, including pursuant to
         Section 2.2, make a mandatory prepayment of all Loans equal to the excess, if any, of the aggregate outstanding principal amount of all Loans over the Commitment Amount as so reduced;

                 (c) shall, if on any date the aggregate principal amount of outstanding Loans exceeds the Available Borrowing Base, as calculated in the then most recently delivered Borrowing Base Certificate, make a mandatory prepayment of all Loans equal to such excess; and

                 (d) shall, immediately upon any acceleration of the Stated Maturity Date of any Loans pursuant to Section 8.2 or Section 8.3, repay all Loans, unless, pursuant to Section 8.3, only a portion of all Loans is so accelerated.

Each prepayment of any Loans made pursuant to this Section shall be without premium or penalty, except as may be required by Section 4.4. No voluntary prepayment of principal of any Loans shall cause a reduction in the Commitment Amount.

         SECTION 3.2. Interest Provisions. Interest on the outstanding principal amount of Loans shall accrue and be payable in accordance with this
Section 3.2.

         SECTION 3.2.1. Rates. Pursuant to an appropriately delivered Borrowing Request or Continuation/Conversion Notice, the Borrower may elect that Loans comprising a Borrowing accrue interest at a rate per annum:

                 (a) on that portion maintained from time to time as a Base Rate Loan, equal to the sum of the Alternate Base Rate from time to time in effect; and

                 (b) on that portion maintained as a Eurodollar Rate Loan, during each Interest Period applicable thereto, equal to the sum of the LIBOR Rate (Reserve Adjusted) for such Interest Period, plus the Applicable Margin then in effect.

         SECTION 3.2.2. Post-Maturity Rates. After the date any principal amount of any Loan is due and payable (whether on the Stated Maturity Date, upon acceleration or otherwise), or after any other monetary Obligation of the Borrower shall have become due and payable, the Borrower shall pay, but only to the extent permitted by law, interest (after as well as before judgment) on such amounts at a rate per annum equal to the rate which would otherwise be in effect, plus a margin of 2%.

         SECTION 3.2.3. Payment Dates. Interest accrued on each Loan shall be payable, without duplication:

                 (a)      on the Stated Maturity Date therefor;

                 (b) if the Borrower reduces the Commitment to zero, on the date of any payment or prepayment, in whole, of the principal outstanding on such Loan pursuant to Section 3.1(b);

                 (c) with respect to Base Rate Loans, on each Quarterly Payment Date occurring after the Effective Date;

                 (d) with respect to Eurodollar Rate Loans, the last day of each applicable Interest Period (and, if such Interest Period shall exceed three months, on the day which is three months after the first day of such Interest Period) and if such Eurodollar Rate Loan is prepaid prior to the last day of such Interest Period, on the date of such prepayment; and

                 (e) on that portion of any Loans the Stated Maturity Date of which is accelerated pursuant to Section 8.2 or Section 8.3, immediately upon such acceleration.

Interest accrued on Loans or other monetary Obligations arising under this Agreement or any other Loan Document after the date such amount is due and payable (whether on the Stated Maturity Date, upon acceleration or otherwise) shall be payable upon demand.

         SECTION 3.3. Fees. The Borrower agrees to pay the fees set forth in this Section 3.3. All such fees shall be non-refundable.

         SECTION 3.3.1. Commitment Fee. The Borrower agrees to pay to the Agent for the account of each Lender, for the period (including any portion thereof when its Commitment is suspended by reason of the Borrower's inability to satisfy any condition of Article V) commencing on the Effective Date and continuing through such Lender's Commitment Termination Date, a commitment fee at the rate of .25 of 1% per annum on such Lender's Percentage of the sum of the average daily unused portion of the Commitment Amount. Such commitment fees shall be payable by the Borrower in arrears on each Quarterly Payment Date, commencing with the first such day following the Effective Date and on such Lender's Commitment Termination Date.

         SECTION 3.3.2. Facility Fee. The Borrower agrees to pay to the Agent for the account of each Lender, a facility fee in an amount equal to .10 of 1% of such Lender's Percentage of the Commitment Amount (without regard to any reduction thereto), payable on the Effective Date.

         SECTION 3.3.3. Agent's Fee. To the Agent for its own account, the amounts set forth in the Agent's Fee Letter at the times set forth therein for payment.


                                   ARTICLE IV

                  CERTAIN EURODOLLAR RATE AND OTHER PROVISIONS

         SECTION 4.1. Eurodollar Rate Lending Unlawful. If any Lender shall determine (which determination shall, upon notice thereof to the Borrower and the Lenders, be conclusive and binding on the Borrower) that the introduction of or any change in or in the interpretation of any law makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for such Lender to make, continue or maintain any Loan as, or to convert any Loan into, a Eurodollar Rate Loan, the obligations of all Lenders to make, continue, maintain or convert any such Loans shall, upon such determination, forthwith be suspended until such Lender shall notify the Agent that the circumstances causing such suspension no longer exist, and all Eurodollar Rate Loans shall automatically convert into Base Rate Loans at the end of the then current Interest Periods with respect thereto or sooner, if required by such law or assertion.

         SECTION 4.2. Deposits Unavailable. If the Agent shall have determined that:

                 (a) Dollar certificates of deposit or Dollar deposits, as the case may be, in the relevant amount and for the relevant Interest Period are not available to RBN in its relevant market; or

                 (b) by reason of circumstances affecting RBN's relevant market, adequate means do not exist for ascertaining the interest rate applicable hereunder to Eurodollar Rate Loans of such type;

then, upon notice from the Agent to the Borrower and the Lenders, the obligations of all Lenders under Section 2.3 and Section 2.4 to make or continue any Loans as, or to convert any Loans into, Eurodollar Rate Loans shall forthwith be suspended until the Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

         SECTION 4.3. Increased Eurodollar Rate Loan Costs, etc. The Borrower agrees to reimburse each Lender for any increase in the cost to such Lender of, or any reduction in the amount of any sum receivable by such Lender in respect of, making, continuing or maintaining (or of its obligation to make, continue or maintain) any Loans as, or of converting (or of its obligation to convert) any Loans into, Eurodollar Rate Loans. Such Lender shall promptly notify the Agent and the Borrower in writing of the occurrence of any such event, such notice to state, in reasonable detail, the reasons therefor and the additional amount required fully to compensate such Lender for such increased cost or reduced amount. Such additional amounts shall be payable by the Borrower directly to such Lender within five days of its receipt of such notice, and such notice shall, in the absence of manifest error, be conclusive and binding on the Borrower.

         SECTION 4.4. Funding Losses. In the event any Lender shall incur any loss or expense (including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to make, continue or maintain any portion of the principal amount of any Loan as, or to convert any portion of the principal amount of any Loan into, a Eurodollar Rate Loan) as a result of:

                 (a) any conversion or repayment or prepayment of the principal amount of any Eurodollar Rate Loans on a date other than the scheduled last day of the Interest Period applicable thereto, whether pursuant to Section 3.1 or otherwise;

                 (b) any Loans not being made as Eurodollar Rate Loans in accordance with the Borrowing Request therefor; or

                 (c) any Loans not being continued as, or converted into, Eurodollar Rate Loans in accordance with the Continuation/Conversion Notice therefor;

then, upon the written notice of such Lender to the Borrower (with a copy to the Agent), the Borrower shall, within five days of its receipt thereof, pay directly to such Lender such amount as will (in the reasonable determination of such Lender) reimburse such Lender for such loss or expense. Such written notice (which shall include calculations in reasonable detail) shall, in the absence of manifest error, be conclusive and binding on the Borrower.

         SECTION 4.5. Increased Capital Costs. If any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase-in of, any law or regulation, directive, guideline, decision or request (whether or not having the force of law) of any court, central bank, regulator or other governmental authority affects or would affect the amount of capital required or expected to be maintained by any Lender or any Person controlling such Lender, and such Lender determines (in its sole and absolute discretion) that the rate of return on its or such controlling Person's capital as a consequence of its Commitment or the Loans made by such Lender is reduced to a level below that which such Lender or such controlling Person could have achieved but for the occurrence of any such circumstance, then, in any such case upon notice from time to time by such Lender to the Borrower, the Borrower shall immediately pay directly to such Lender additional amounts sufficient to compensate such Lender or such controlling Person for such reduction in rate of return. A statement of such Lender as to any such additional amount or amounts (including calculations thereof in reasonable detail) shall, in the absence of manifest error, be conclusive and binding on the Borrower. In determining such amount, such Lender may use any method of averaging and attribution that it (in its sole and absolute discretion) shall deem applicable.

         SECTION 4.6. Taxes. All payments by the Borrower of principal of, and interest on, the Loans and all other amounts payable hereunder shall be made free and clear of and without deduction for any present or future income, excise, stamp or franchise taxes and other taxes, fees, duties, withholdings or other charges of any nature whatsoever imposed by any taxing authority, but excluding franchise taxes and taxes imposed on or measured by any Lender's net income or receipts (such non-excluded items being called "Taxes"). In the event that any withholding or deduction from any payment to be made by the Borrower hereunder is required in respect of any Taxes pursuant to any applicable law, rule or regulation, then the Borrower will:

                 (a) pay directly to the relevant authority the full amount required to be so withheld or deducted;

                 (b) promptly forward to the Agent an official receipt or other documentation satisfactory to the Agent evidencing such payment to such authority; and

                 (c) pay to the Agent for the account of the Lenders such additional amount or amounts as is necessary to ensure that the net amount actually received by each Lender will equal the full amount such Lender would have received had no such withholding or deduction been required.

Moreover, if any Taxes are directly asserted against the Agent or any Lender with respect to any payment received by the Agent or such Lender hereunder, the Agent or such Lender may pay such Taxes and the Borrower will promptly pay such additional amounts (including any penalties, interest or expenses) as is necessary in order that the net amount received by such Person after the payment of such Taxes (including any Taxes on such additional amount) shall equal the amount such Person would have received had not such Taxes been asserted.

         If the Borrower fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to the Agent, for the account of the respective Lenders, the required receipts or other required documentary evidence, the Borrower shall indemnify the Lenders for any incremental Taxes, interest or penalties that may become payable by any Lender as a result of any such failure. For purposes of this Section 4.6, a distribution hereunder by the Agent or any Lender to or for the account of any Lender shall be deemed a payment by the Borrower.

         Upon the request of the Borrower or the Agent, each Lender that is organized under the laws of a jurisdiction other than the United States shall, prior to the due date of any payments under the Notes, execute and deliver to the Borrower and the Agent, on or about the first scheduled payment date in each Fiscal Year, one or more (as the Borrower or the Agent may reasonably request) United States Internal Revenue Service Forms 4224 or Forms 1001 or such other forms or documents (or successor forms or documents), appropriately completed, as may be applicable to establish the extent, if any, to which a payment to such Lender is exempt from withholding or deduction of Taxes.

         SECTION 4.7. Payments, Computations, etc. Unless otherwise expressly provided, all payments by the Borrower pursuant to this Agreement, the Notes or any other Loan Document shall be made by the Borrower to the Agent for the pro rata account of the Lenders entitled to receive such payment. All such payments required to be made to the Agent shall be made, without setoff, deduction or counterclaim, not later than 11:00 a.m., New York City time, on the date due, in same day or immediately available funds, to such account as the Agent shall specify from time to time by notice to the Borrower. Funds received after that time shall be deemed to have been received by the Agent on the next succeeding Business Day. The Agent shall promptly remit in same day funds to each Lender its share, if any, of such payments received by the Agent for the account of such Lender. All interest and fees shall be computed on the basis of the actual number of days (including the first day but excluding the last day) occurring during the period for which such interest or fee is payable over a year comprised of 360 days (or, in the case of interest on a Base Rate Loan, 365 days or, if appropriate, 366 days). Whenever any payment to be made shall otherwise be due on a day which is not a Business Day, such payment shall (except as otherwise required by clause (c) of the definition of the term "Interest Period" with respect to Eurodollar Rate Loans) be made on the next succeeding Business Day and such extension of time shall be included in computing interest and fees, if any, in connection with such payment.

         SECTION 4.8. Sharing of Payments. If any Lender shall obtain any payment or other recovery (whether voluntary, involuntary, by application of setoff or otherwise) on account of any Loan (other than pursuant to the terms of Sections 4.3, 4.4 and 4.5) in excess of its pro rata share of payments then or therewith obtained by all Lenders, such Lender shall purchase from the other Lenders such participations in Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery ratably with each of them; provided, however, that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Lender, the purchase shall be rescinded and each Lender which has sold a participation to the purchasing Lender shall repay to the purchasing Lender the purchase price to the ratable extent of such recovery together with an amount equal to such selling Lender's ratable share (according to the proportion of

                 (a) the amount of such selling Lender's required repayment to the purchasing Lender to

                 (b)      the total amount so recovered from the purchasing
                          Lender)

of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section may, to the fullest extent permitted by law, exercise all its rights of payment (including pursuant to Section 4.9) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. If under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a setoff to which this Section applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders entitled under this Section to share in the benefits of any recovery on such secured claim.

         SECTION 4.9. Setoff. Each Lender shall, upon the occurrence of any Default described in clauses (a) through (d) of Section 8.19 or any other Event of Default, have the right to appropriate and apply to the payment of the Obligations owing to it (whether or not then due), and (as security for such Obligations) the Borrower hereby grants to each Lender a continuing security interest in, any and all balances, credits, deposits, accounts or moneys of the Borrower then or thereafter maintained with such Lender; provided, however, that any such appropriation and application shall be subject to the provisions of Section 4.8. Each Lender agrees promptly to notify the Borrower and the Agent after any such setoff and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff under applicable law or otherwise) which such Lender may have.

         SECTION 4.10. Use of Proceeds. The Borrower shall apply the proceeds of the initial Borrowing to finance the Acquisition and to pay in full all the Indebtedness identified in Item 7.2.2(b) ("Indebtedness to be Paid") of the Disclosure Schedule. Proceeds of each other Borrowing shall be used for general corporate purposes and working capital purposes of the Borrower and its Subsidiaries. Without limiting the foregoing, no proceeds of any Loan will be used to acquire any equity security of a class which is registered pursuant to
Section 12 of the Securities Exchange Act of 1934 or any "margin stock," as defined in F.R.S. Board Regulation U.


                                   ARTICLE V

                            CONDITIONS TO BORROWING

         SECTION 5.1. Initial Borrowing. The obligations of the Lenders to fund the initial Borrowing shall be subject to the prior or concurrent satisfaction of each of the conditions precedent set forth in this Section 5.1.

         SECTION 5.1.1. Resolutions, etc. The Agent shall have received from the Borrower a certificate, dated the date of the initial Borrowing, of its Secretary or Assistant Secretary as to

                 (a) resolutions of its Board of Directors then in full force and effect authorizing the execution, delivery and performance of this Agreement, the Notes and each other Loan Document to be executed by it; and

                 (b) the incumbency and signatures of those of its officers authorized to act with respect to this Agreement, the Notes and each other Loan Document executed by it,

upon which certificate each Lender may conclusively rely until it shall have received a further certificate of the Secretary of the Borrower canceling or amending such prior certificate.

         SECTION 5.1.2. Delivery of Notes. The Agent shall have received, for the account of each Lender, its Notes duly executed and delivered by the Borrower.

         SECTION 5.1.3.  Acquisition Consummated.  The conditions set forth in
Article X of the Wilson Purchase Agreement to the obligations of the Borrower to consummate the Acquisition shall have been satisfied in full (without amendment or waiver of, or other forbearance to exercise any rights with respect to, any of the terms or provisions thereof by the Borrower), and the Acquisition shall have been consummated in accordance with Article X of the Wilson Purchase Agreement.

         SECTION 5.1.4. Payment of Outstanding Indebtedness, etc. All Indebtedness identified in Item 7.2.2(b) ("Indebtedness to be Paid") of the Disclosure Schedule, together with all interest, all prepayment premiums and other amounts due and payable with respect thereto, shall have been paid in full (including, to the extent necessary, from proceeds of the initial Borrowing).

         SECTION 5.1.5. Environmental Report. The Agent shall have received a Phase I environmental assessment with respect to the assets subject to the Acquisition, which assessment shall be, in form and substance, satisfactory to the Lenders.

         SECTION 5.1.6. Opinions of Counsel. The Agent shall have received opinions, dated the date of the initial Borrowing and addressed to the Agent and all Lenders, from Honigman, Miller, Schwartz & Cohn, counsel to the Borrower, substantially in the form of Exhibit F hereto.

         SECTION 5.1.7. Closing Fees, Expenses, etc. The Agent shall have received for its own account, or for the account of each Lender, as the case may be, all fees, costs and expenses due and payable pursuant to Sections 3.3 and 10.3, if then invoiced.

         SECTION 5.2. All Borrowings. The obligation of each Lender to fund any Loan on the occasion of any Borrowing (including the initial Borrowing) shall be subject to the satisfaction of each of the conditions precedent set forth in this Section 5.2.

         SECTION 5.2.1. Compliance with Warranties, No Default, etc. Both before and after giving effect to any Borrowing (but, if any Default of the nature referred to in Section 8.1.5 shall have occurred with respect to any other Indebtedness, without giving effect to the application, directly or indirectly, of the proceeds thereof) the following statements shall be true and correct:

                 (a)      the representations and warranties set forth in
         Article VI (excluding, however, those contained in Section 6.7) shall be true and correct with the same effect as if then made (unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date);

                 (b) except as disclosed by the Borrower to the Agent and the Lenders pursuant to Section 6.7:

                          (i) no labor controversy, litigation, arbitration or governmental investigation or proceeding shall be pending or, to the knowledge of the Borrower, threatened against the Borrower or any of its Subsidiaries which might materially adversely affect the Borrower's consolidated business, operations, assets, revenues, properties or prospects or which purports to affect the legality, validity or enforceability of this Agreement, the Notes or any other Loan Document; and

                          (ii) no development shall have occurred in any labor controversy, litigation, arbitration or governmental investigation or proceeding disclosed pursuant to Section 6.7 which might materially adversely affect the consolidated businesses, operations, assets, revenues, properties or prospects of the Borrower and its Subsidiaries;

                 (c) no Default shall have then occurred and be continuing, and neither the Borrower nor any of its Subsidiaries are in material violation of any law or governmental regulation or court order or decree; and

                 (d) the aggregate outstanding principal amount of the Loans shall not exceed the Available Borrowing Base, as calculated in the then most recently delivered Borrowing Base Certificate, and the Borrower shall not be delinquent in the delivery of any Borrowing Base Certificate.

         SECTION 5.2.2. Borrowing Request. The Agent shall have received a Borrowing Request for such Borrowing. Each of the delivery of a Borrowing Request and the acceptance by the Borrower of the proceeds of such Borrowing shall constitute a representation and warranty by the Borrower that on the date of such Borrowing (both immediately before and after giving effect to such Borrowing and the application of the proceeds thereof) the statements made in
Section 5.2.1 are true and correct.


                                   ARTICLE VI

                         REPRESENTATIONS AND WARRANTIES

         In order to induce the Lenders and the Agent to enter into this Agreement and to make Loans hereunder, the Borrower represents and warrants unto the Agent and each Lender as set forth in this Article VI.

         SECTION 6.1. Organization, etc. The Borrower and each of its Subsidiaries is a corporation validly organized and existing and in good standing under the laws of the State of its incorporation, is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the nature of its business requires such qualification, and has full power and authority and holds all requisite governmental licenses, permits and other approvals to enter into and perform its Obligations under this Agreement, the Notes and each other Loan Document and to own and hold under lease its property and to conduct its business substantially as currently conducted by it.

         SECTION 6.2. Due Authorization, Non-Contravention, etc. The execution, delivery and performance by the Borrower of this Agreement, the Notes and each other Loan Document executed or to be executed by it, and the Borrower's participation in the consummation of the Acquisition are within the Borrower's corporate powers, have been duly authorized by all necessary corporate action, and do not:

                 (a)      contravene the Borrower's Organic Documents;

                 (b) contravene any contractual restriction, law or governmental regulation or court decree or order binding on or affecting the Borrower; or

                 (c) result in, or require the creation or imposition of, any Lien on any of the Borrower's properties.

         SECTION 6.3. Government Approval, Regulation, etc. No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or other Person is required for the due execution, delivery or performance by the Borrower of this Agreement, the Notes or any other Loan Document or for the Borrower's participation in the consummation of the Acquisition. Neither the Borrower nor any of its Subsidiaries is an "investment company" within the meaning of the Investment Company Act of 1940, as amended, or a "holding company," or a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company," within the meaning of the Public Utility Holding Company Act of 1935, as amended.

         SECTION 6.4. Validity, etc. This Agreement constitutes, and the Notes and each other Loan Document executed by the Borrower will, on the due execution and delivery thereof, constitute, the legal, valid and binding obligations of the Borrower enforceable in accordance with their respective terms.

         SECTION 6.5. Financial Information. The balance sheets of the Borrower and each of its Subsidiaries as at May 27, 1994, and the related statements of earnings and cash flow of the Borrower and each of its Subsidiaries, copies of which have been furnished to the Agent and each Lender, have been prepared in accordance with GAAP consistently applied, and present fairly the consolidated financial condition of the corporations covered thereby as at the dates thereof and the results of their operations for the periods then ended.

         SECTION 6.6. No Material Adverse Change. Since the date of the financial statements described in Section 6.5, there has been no material adverse change in the financial condition, operations, assets, business, properties or prospects of the Borrower and its Subsidiaries.

         SECTION 6.7. Litigation, Labor Controversies, etc. There is no pending or, to the knowledge of the Borrower, threatened litigation, action, proceeding, or labor controversy affecting the Borrower or any of its Subsidiaries, or any of their respective properties, businesses, assets or revenues, which may materially adversely affect the financial condition, operations, assets, business, properties or prospects of the Borrower or any Subsidiary or which purports to affect the legality, validity or enforceability of this Agreement, the Notes or any other Loan Document, except as disclosed in
Item 6.7 ("Litigation") of the Disclosure Schedule.

         SECTION 6.8. Subsidiaries. The Borrower has no Subsidiaries, except those Subsidiaries:

                 (a) which are identified in Item 6.8 ("Existing Subsidiaries") of the Disclosure Schedule; or

                 (b) which are permitted to have been acquired in accordance with Section 7.2.5 or 7.2.10.

         SECTION 6.9. Ownership of Properties. Set forth on Item 6.9 of the Disclosure Schedule is a complete and accurate list of all real property owned by the Borrower after giving effect to the Acquisition, showing as of the Effective Date the street address, county or other relevant jurisdiction, state, record owner and book value thereof. The Borrower and each of its Subsidiaries owns good and marketable title to all of its properties and assets, real and personal, tangible and intangible, of any nature whatsoever (including patents, trademarks, trade names, service marks and copyrights), free and clear of all Liens, charges or claims (including infringement claims with respect to patents, trademarks, copyrights and the like) except as permitted pursuant to Section 7.2.3.

         SECTION 6.10. Taxes. The Borrower and each of its Subsidiaries has filed all tax returns and reports required by law to have been filed by it and has paid all taxes and governmental charges thereby shown to be owing, except any such taxes or charges which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.

         SECTION 6.11. Pension and Welfare Plans. During the twelve-consecutive-month period prior to the date of the execution and delivery of this Agreement and prior to the date of any Borrowing hereunder, no steps have been taken to terminate any Pension Plan, and no contribution failure has occurred with respect to any Pension Plan sufficient to give rise to a Lien under section 302(f) of ERISA. No condition exists or event or transaction has occurred with respect to any Pension Plan which might result in the incurrence by the Borrower or any member of the Controlled Group of any material liability, fine or penalty. Except as disclosed in Item 6.11 ("Employee Benefit Plans") of the Disclosure Schedule, neither the Borrower nor any member of the Controlled Group has any contingent liability with respect to any post-retirement benefit under a Welfare Plan, other than liability for continuation coverage described in Part 6 of Title I of ERISA.

         SECTION 6.12.    Environmental Warranties.  Except as set forth in
Item 6.12 ("Environmental Matters") of the Disclosure Schedule:

                 (a) all facilities and property (including underlying groundwater) owned or leased by the Borrower or any of its Subsidiaries have been, and continue to be, owned or leased by the Borrower and its Subsidiaries in material compliance with all Environmental Laws;

                 (b) there have been no past, and there are no pending or threatened:

                          (i) claims, complaints, notices or requests for information received by the Borrower or any of its Subsidiaries with respect to any alleged violation of any Environmental Law; or

                          (ii) complaints, notices or inquiries to the Borrower or any of its Subsidiaries regarding potential liability under any Environmental Law;

                 (c) there have been no Releases of Hazardous Materials at, on or under any property now or previously owned or leased by the Borrower or any of its Subsidiaries that, singly or in the aggregate, have, or may reasonably be expected to have, a material adverse effect on the financial condition, operations, assets, business, properties or prospects of the Borrower and its Subsidiaries;

                 (d) the Borrower and its Subsidiaries have been issued and are in material compliance with all permits, certificates, approvals, licenses and other authorizations relating to environmental matters and necessary or desirable for their businesses;

                 (e) no property now or previously owned or leased by the Borrower or any of its Subsidiaries is listed or proposed for listing (with respect to owned property only) on the National Priorities List pursuant to CERCLA, on the CERCLIS or on any similar state list of sites requiring investigation or clean-up;

                 (f) there are no underground storage tanks, active or abandoned, including petroleum storage tanks, on or under any property now or previously owned or leased by the Borrower or any of its Subsidiaries that, singly or in the aggregate, have, or may reasonably be expected to have, a material adverse effect on the financial condition, operations, assets, business, properties or prospects of the Borrower and its Subsidiaries;

                 (g) neither Borrower nor any Subsidiary of the Borrower has directly transported or directly arranged for the transportation of any Hazardous Material to any location which is listed or proposed for listing on the National Priorities List pursuant to CERCLA, on the CERCLIS or on any similar state list or which is the subject of federal, state or local enforcement actions or other investigations which may lead to material claims against the Borrower or such Subsidiary thereof for any remedial work, damage to natural resources or personal injury, including claims under CERCLA;

                 (h) there are no polychlorinated biphenyls or friable asbestos present at any property now or previously owned or leased by the Borrower or any Subsidiary of the Borrower that, singly or in the aggregate, have, or may reasonably be expected to have, a material adverse effect on the financial condition, operations, assets, business, properties or prospects of the Borrower and its Subsidiaries; and

                 (i) no conditions exist at, on or under any property now or previously owned or leased by the Borrower which, with the passage of time, or the giving of notice or both, would give rise to liability under any Environmental Law.

         SECTION 6.13. Regulations G, U and X. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock, and no proceeds of any Loans will be used for a purpose which violates, or would be inconsistent with, F.R.S. Board Regulation G, U or X. Terms for which meanings are provided in F.R.S. Board Regulation G, U or X or any regulations substituted therefor, as from time to time in effect, are used in this Section with such meanings.

         SECTION 6.14. Liabilities. As of the Effective Date, except for trade payables, payroll not yet due and payable, and real estate, personal property and other similar taxes not yet due and payable arising in the ordinary course of the business of the Borrower, and except for those capitalized lease obligations, operating leases and other Indebtedness of the Borrower disclosed in Item 6.14(a) of the Disclosure Schedule, the Borrower does not have any capitalized lease obligations, operating leases or other Indebtedness except the Obligations. As of the Effective Date, except as disclosed in Item 6.14(b) of the Disclosure Schedule, the Borrower is not liable under any Guaranty with respect to the obligations of any other Person.

         SECTION 6.15.    Leases.  Set forth in Item 6.15 to the Disclosure
Schedule is a complete and accurate list of all leases of real property under which the Borrower is the lessee after giving effect to the Acquisition and having an annual rental cost of more than $50,000, showing as of the Effective Date the street address, county or other relevant jurisdiction, state, lessor, lessee, expiration date and annual rental cost thereof. Each such lease is the legal, valid and binding obligation of the lessor thereof, enforceable in accordance with its terms (subject to limitations imposed by general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity) and the effect of applicable bankruptcy, reorganization, insolvency, moratorium and similar laws of general application relating to or affecting creditors' rights).

         SECTION 6.16. Material Contracts. Set forth in Item 6.16 to the Disclosure Schedule is a complete and accurate list of all material contracts of the Borrower showing as of the Effective Date after giving effect to the Acquisition the parties, subject matter and term thereof. As of the Effective Date, each such material contract has been duly authorized, executed and delivered by all parties thereto, has not been amended or otherwise modified, is in full force and effect and is binding upon and enforceable against all parties thereto in accordance with its terms (subject to limitations imposed by general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity) and the effect of applicable bankruptcy, reorganization, insolvency, moratorium and similar laws of general application relating to or affecting creditors' rights), and, to the best knowledge of the Borrower, as of the Effective Date, there exists no material default under any such material contract by any party thereto.

         SECTION 6.17. Intellectual Property. Set forth in Item 6.17 to the Disclosure Schedule is a complete and accurate list of all patents, trademarks, trade names, service marks and copyrights, and all applications therefor and licenses thereof, of the Borrower after giving effect to the Acquisition, showing as of the Effective Date the jurisdiction in which registered, the registration number, the date of registration and the expiration date.

         SECTION 6.18. Accuracy of Information. All factual information heretofore or contemporaneously furnished by or on behalf of the Borrower in writing to the Agent or any Lender for purposes of or in connection with this Agreement or any transaction contemplated hereby (including the Thorn Apple Valley, Inc. Senior Note Financing Private Placement Memorandum dated April, 1995, true and complete copies of which were furnished to the Agent and each Lender in connection with its execution and delivery hereof) is, and all other such factual information hereafter furnished by or on behalf of the Borrower to the Agent or any Lender will be, true and accurate in every material respect on the date as of which such information is dated or certified and as of the date of execution and delivery of this Agreement by the Agent and such Lender, and such information is not, or shall not be, as the case may be, incomplete by omitting to state any material fact necessary to make such information not misleading.


                                  ARTICLE VII

                                   COVENANTS

         SECTION 7.1. Affirmative Covenants. The Borrower agrees with the Agent and each Lender that, until all Commitments have terminated and all Obligations have been paid and performed in full, the Borrower will perform the obligations set forth in this Section 7.1.

         SECTION 7.1.1. Financial Information, Reports, Notices, etc. The Borrower will furnish, or will cause to be furnished, to each Lender and the Agent copies of the following financial statements, reports, notices and information:

                 (a) as soon as available and in any event within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year of the Borrower, consolidated balance sheets of the Borrower and its Subsidiaries as of the end of such Fiscal Quarter and consolidated statements of earnings and cash flow of the Borrower and its Subsidiaries for such Fiscal Quarter and for the period commencing at the end of the previous Fiscal Year and ending with the end of such Fiscal Quarter, certified by the chief financial Authorized Officer of the Borrower;

                 (b) as soon as available and in any event within 90 days after the end of each Fiscal Year of the Borrower, a copy of the annual audit report for such Fiscal Year for the Borrower and its Subsidiaries, including therein consolidated balance sheets of the Borrower and its Subsidiaries as of the end of such Fiscal Year and consolidated statements of earnings and cash flow of the Borrower and its Subsidiaries for such Fiscal Year, in each case certified (without any Impermissible Qualification) in a manner acceptable to the Agent and the Required Lenders by Coopers & Lybrand or other independent public accountants acceptable to the Agent and the Required Lenders, together with a certificate from such accountants to the effect that, in making the examination necessary for the signing of such annual report by such accountants, they have not become aware of any Default or Event of Default that has occurred and is continuing, or, if they have become aware of such Default or Event of Default, describing such Default or Event of Default and the steps, if any, being taken to cure it;

                 (c) as soon as available and in any event within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year and within 90 days after the end of the last Fiscal Quarter of each Fiscal Year, a certificate, executed by the chief financial Authorized Officer of the Borrower, showing (in reasonable detail and with appropriate calculations and computations in all respects satisfactory to the Agent) compliance with the financial covenants set forth in Section 7.2.4 and the calculation of the Interest Coverage Ratio for such Fiscal Quarter;

                 (d) as soon as available and in any event within 45 days after the end of each Fiscal Quarter, a Borrowing Base Certificate setting forth a calculation of the Borrowing Base as of the last Business Day of such Fiscal Quarter; provided, that (i) upon the written request of the Required Lenders or (ii) if the difference between the Available Borrowing Base and the principal amount of Loans outstanding is, or has at any time been, less than $15,000,000, upon the written request of at least two of the Lenders, the Borrower shall, within twenty days after the end of each month (commencing with the month in which such request is made), deliver a Borrowing Base Certificate setting forth a calculation of the Borrowing Base as of the last Business Day of such month. The Borrower may also deliver interim Borrowing Base Certificates from time to time if it so desires in order to demonstrate an intra-month increase in the Borrowing Base and hence potentially increase its borrowing capacity;

                 (e) as soon as possible and in any event within three days after the occurrence of each Default, a statement of the chief financial Authorized Officer of the Borrower setting forth details of such Default and the action which the Borrower has taken and proposes to take with respect thereto;

                 (f) as soon as possible and in any event within three days after (x) the occurrence of any adverse development with respect to any litigation, action, proceeding, or labor controversy described in Section 6.7 or (y) the commencement of any labor controversy, litigation, action, proceeding of the type described in Section 6.7, notice thereof and copies of all documentation relating thereto;

                 (g) promptly after the sending or filing thereof, copies of all reports which the Borrower sends to any of its securityholders, and all reports and registration statements which the Borrower or any of its Subsidiaries files with the Securities and Exchange Commission or any national securities exchange;

                 (h) immediately upon becoming aware of the institution of any steps by the Borrower or any other Person to terminate any Pension Plan, or the failure to make a required contribution to any Pension Plan if such failure is sufficient to give rise to a Lien under section 302(f) of ERISA, or the taking of any action with respect to a Pension Plan which could result in the requirement that the Borrower furnish a bond or other security to the PBGC or such Pension Plan, or the occurrence of any event with respect to any Pension Plan which could result in the incurrence by the Borrower of any material liability, fine or penalty, or any material increase in the contingent liability of the Borrower with respect to any post-retirement Welfare Plan benefit, notice thereof and copies of all documentation relating thereto; and

                 (i) such other information respecting the condition or operations, financial or otherwise, of the Borrower or any of its Subsidiaries as any Lender through the Agent may from time to time reasonably request.

         SECTION 7.1.2. Compliance with Laws, etc. The Borrower will, and will cause each of its Subsidiaries to, comply in all material respects with all applicable laws, rules, regulations and orders, such compliance to include (without limitation):

                 (a) the maintenance and preservation of its corporate existence and qualification as a foreign corporation; and

                 (b) the payment, before the same become delinquent, of all taxes, assessments and governmental charges imposed upon it or upon its property except to the extent being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.

         SECTION 7.1.3. Maintenance of Properties. The Borrower will, and will cause each of its Subsidiaries to, maintain, preserve, protect and keep its properties in good repair, working order and condition, and make necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times unless the Borrower determines in good faith that the continued maintenance of any of its properties is no longer economically desirable.

         SECTION 7.1.4. Insurance. The Borrower will, and will cause each of its Subsidiaries to, maintain or cause to be maintained with responsible insurance companies insurance with respect to its properties and business (including business interruption insurance) against such casualties and contingencies and of such types and in such amounts as is customary in the case of similar businesses and will, upon request of the Agent, furnish to each Lender at reasonable intervals a certificate of an Authorized Officer of the Borrower setting forth the nature and extent of all insurance maintained by the Borrower and its Subsidiaries in accordance with this Section.

         SECTION 7.1.5. Books and Records. The Borrower will, and will cause each of its Subsidiaries to, keep books and records which accurately reflect all of its business affairs and transactions and permit the Agent and each Lender or any of their respective representatives, at reasonable times and intervals, to visit all of its offices, to discuss its financial matters with its officers and independent public accountant (and the Borrower hereby authorizes such independent public accountant to discuss the Borrower's financial matters with each Lender or its representatives whether or not any representative of the Borrower is present) and to examine (and, at the expense of the Borrower, photocopy extracts from) any of its books or other corporate records. The Borrower shall pay any fees of such independent public accountant incurred in connection with the Agent's or any Lender's exercise of its rights pursuant to this Section.

         SECTION 7.1.6. Environmental Covenant. The Borrower will, and will cause each of its Subsidiaries to:

                 (a) use and operate all of its facilities and properties in material compliance with all Environmental Laws, keep all necessary permits, approvals, certificates, licenses and other authorizations relating to environmental matters in effect and remain in material compliance therewith, and handle all Hazardous Materials in material compliance with all applicable Environmental Laws;

                 (b) immediately notify the Agent and provide copies upon receipt of all written claims, complaints, notices or inquiries relating to the condition of its facilities and properties or compliance with Environmental Laws, and shall promptly cure and have dismissed with prejudice to the satisfaction of the Agent any actions and proceedings relating to compliance with Environmental Laws; and

                 (c) provide such information and certifications which the Agent may reasonably request from time to time to evidence compliance with this Section 7.1.6.

         SECTION 7.2. Negative Covenants. The Borrower agrees with the Agent and each Lender that, until all Commitments have terminated and all Obligations have been paid and performed in full, the Borrower will perform the obligations set forth in this Section 7.2.

         SECTION 7.2.1. Business Activities. The Borrower will not, and will not permit any of its Subsidiaries to, engage in any business activity, except those described in the first recital and such activities as may be incidental or related thereto.

         SECTION 7.2.2. Indebtedness. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or suffer to exist or otherwise become or be liable in respect of any Indebtedness, other than, without duplication, the following:

                 (a)      Indebtedness in respect of the Loans and other
         Obligations;

                 (b) until the date of the initial Borrowing, Indebtedness identified in Item 7.2.2(b) ("Indebtedness to be Paid") of the Disclosure Schedule;

                 (c) Indebtedness existing as of the Effective Date which is identified in Item 7.2.2(c) ("Ongoing Indebtedness") of the Disclosure Schedule;

                 (d)      Indebtedness secured by Liens described in clause
         (h), (j) or (k) of Section 7.2.3;

                 (e) unsecured Indebtedness incurred in the ordinary course of business (including open accounts extended by suppliers on normal trade terms in connection with purchases of goods and services, but excluding Indebtedness incurred through the borrowing of money or Guaranties);

                 (f)      Hedging Obligations to a Lender;

                 (g) Other Borrowing Base Debt so long as the aggregate principal amount of such Indebtedness, together with the aggregate principal amount of the Loans, does not exceed the Borrowing Base; or

                 (h) other unsecured Indebtedness of the Borrower and its Subsidiaries, so long as at the time that such Indebtedness was incurred the maturity date for such Indebtedness was after the Committed Termination Date.

         SECTION 7.2.3. Liens. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or suffer to exist any Lien upon any of its property, revenues or assets, whether now owned or hereafter acquired, except:

                 (a) Liens for taxes, assessments or governmental charges not then due and delinquent and for which a penalty has not attached or the validity of which is being contested in good faith and by proper proceedings and with respect to which adequate reserves are maintained in accordance with GAAP;

                 (b) Liens arising in connection with court proceedings, provided that the execution of such Liens is effectively stayed, such Liens are being contested in good faith and adequate reserves are maintained with respect thereto in accordance with GAAP;

                 (c) Liens arising in the ordinary course of business and not incurred in connection with the borrowing of money, including encumbrances in the nature of zoning restrictions, easements, rights and restrictions of record on the use of real property, landlord's and lessor's liens in the ordinary course of business, which do not, individually or in the aggregate, materially interfere with the conduct of the business of the Borrower and its Subsidiaries taken as a whole and do not materially affect the value of the Property subject to such Liens;

                 (d) Construction or materialmen's or mechanic's Liens securing obligations not overdue or, if overdue, being contested in good faith and by proper proceedings and with respect to which adequate reserves are maintained in accordance with GAAP;

                 (e) Liens in connection with workers' compensation, social security taxes or similar charges arising in the ordinary course of business and not incurred in connection with the borrowing of money;

                 (f)      Liens existing on the Effective Date set forth in
         Item 7.2.3(f) of the Disclosure Schedule;

                 (g) Intercompany Liens (for purposes of intercompany Liens, a Subsidiary shall mean any corporation of which the Borrower directly or indirectly owns at least 80% of the Voting Stock);

                 (h) The extension, renewal or replacement of any Lien permitted by the foregoing paragraph (f) in respect of the same property theretofore subject thereto or the extension, renewal or replacement (without increase of principal amount of the Indebtedness originally incurred);

                 (i) Liens incurred in connection with obtaining or performing government contracts in the ordinary course of business and not incurred in connection with the borrowing of money;

                 (j) (i) Any Lien in property or in rights relating thereto to secure any rights granted with respect to such property in connection with the provision of all or a part of the purchase price or cost of the construction of such property created contemporaneously with, or within 270 days after, such acquisition or the completion of such construction (except Liens at the Ponca City, Oklahoma facility shall not be permitted under this provision), or (ii) any Lien in property existing in such property at the time of acquisition thereof, whether or not the debt secured thereby is assumed by the Borrower or such Subsidiary, or (iii) any Lien existing in the property of a corporation or other Person at the time such corporation or other Person is acquired (whether by purchase of stock, by merger, or consolidation or otherwise) by the Borrower or a Subsidiary, or at the time of a purchase, lease or other acquisition of the properties of a corporation or other Person by the Borrower or a Subsidiary; provided, that (1) the transaction referred to in clause (iii) is otherwise permitted under this Agreement and (2) the Indebtedness secured by any such Lien referred to in clauses (i) through (iii) above shall not exceed 100% of the fair market value on the related property at the time the Lien was originally created;

                 (k) Liens in addition to those permitted by clauses (a) through (j) above, securing Indebtedness of the Borrower or any Subsidiary; provided, that at the time of the incurrence of any such Lien the aggregate principal amount of all Indebtedness of the Borrower and its Subsidiaries secured by Liens shall not exceed 20% of Consolidated Adjusted Net Worth.

         SECTION 7.2.4.   Financial Condition.  The Borrower will not permit:

                 (a) Consolidated Adjusted Net Worth to be less than the sum of (i) $80,000,000 and (ii) 50% of the Consolidated Net Earnings for each Fiscal Year commencing with the 1996 Fiscal Year; provided, however, that if Consolidated Net Earnings is less than zero in any such Fiscal Year, such Consolidated Net Earnings shall be deemed to be zero in such Fiscal Year for purposes of calculating the amount in clause (ii) above.

                 (b) The Fixed Charge Coverage Ratio to be less than 1.50 to 1.

                 (c) The ratio of Funded Debt to Consolidated Total Capitalization to be greater than .625 to 1 for the period from the Effective Date through the 1997 Fiscal Year and .550 to 1 at any time thereafter.

         SECTION 7.2.5. Investments. The Borrower will not, and will not permit any Subsidiary to, make, incur, assume or suffer to exist any Investment in any other Person, except:

                 (a) Investments existing on the Effective Date set forth in Item 7.2.5(a) of the Disclosure Schedule;

                 (b) Investments in certificates of deposit, repurchase agreements or bankers' acceptances, maturing within one year from the date or origin, issued by a bank organized under the laws of the United States or any state thereof, having capital, surplus and undivided profits aggregating at least $100,000,000;

                 (c) Investments in commercial paper maturing in 270 days or less from the date of issuance which, at the time of acquisition by the Borrower or any Subsidiary, is accorded at least an "A-1" rating by Standard & Poor's Ratings Group or "P-1" by Moody's Investors Service, Inc.;

                 (d) Investments in direct obligations of the United States of America, or any agency thereof, the obligations of which are guaranteed by the United States of America, maturing in twelve months or less from the date of acquisition thereof;

                 (e) Investments in "money market" preferred stock rated "A" or better by Standard & Poor's Corporation or "A2" by Moody's Investors Service, Inc.;

                 (f) Tax-exempt floating rate option tender bonds backed by an irrevocable letter of credit issued by a bank the long-term debt rating of which is at least "AA" by Standard & Poor's Rating Group or "A2" by Moody's Investors Service, Inc.;

                 (g) Investments in Subsidiaries which operate principally in lines of business similar to lines of business of the Borrower or its Subsidiaries existing on the Effective Date;

                 (h) Investments in the Borrower's capital stock in an amount not to exceed $20,000,000, so long as after giving effect to any such investment the Borrower's ratio of Funded Debt to Consolidated Total Capitalization is not more than .55 to 1; and

                 (i) Investments in or commitments to purchase foreign currency; provided, that such Investment is made solely to the extent that the Borrower and its Subsidiaries are obligated to make payments to other Persons in such foreign currency.

         In valuing any Investments for the purpose of applying the limitations set forth above, such Investments shall be taken at the original cost thereof, without allowance for any subsequent write-offs or appreciation or depreciation therein, but less any amount repaid or recovered on account of capital or principal.

         For purposes of this Section 7.2.5 at any time when a corporation becomes a Subsidiary, all investments of such corporation at such time shall be deemed to have been made by such corporation, as a Subsidiary, at such time; provided, however, that the Borrower shall have 60 days to dispose of any such investments which are not permitted above.

         SECTION 7.2.6. Restricted Payments, etc. On and at all times after the Effective Date, the Borrower will not:

                 (a) declare or pay any dividends, either in cash or Property, on any shares of its capital stock of any class (except dividends or other distributions payable solely in shares of capital stock of the Borrower); or

                 (b) directly or indirectly, or through any Subsidiary, purchase, redeem or retire any shares of Borrower's capital stock of any class or any warrants, rights or options to purchase or acquire any shares of the Borrower's capital stock; or

                 (c) make any other payment or distribution, either directly or indirectly or through any Subsidiary, in respect of its capital stock; or

                 (d) make any payment, either directly or indirectly or through any Subsidiary, of principal of any Subordinated Debt other than at the expressed maturity date thereof and scheduled mandatory prepayments or redemptions thereof in accordance with the terms in effect on the date of creation of such Subordinated Debt;

each of the foregoing being herein a "Restricted Payment"; provided, however, that:

                 (i) Borrower may, at any time when after giving effect thereto no Event of Default or event which, with the giving of notice or passage of time or both, may become an Event of Default shall have occurred and be continuing, make Restricted Payments so long as the aggregate amount of such Restricted Payments made after the Effective Date does not exceed the sum of (a) $22,000,000; plus (b) 50% of positive Consolidated Net Earnings for each Fiscal Quarter ending after May 26, 1995 to and including the date of making the Restricted Payment; minus (c) 100% of all negative Consolidated Net Earnings for each such Fiscal Quarter; plus (d) the net proceeds from the sale or issuance of shares of any class of stock of the Borrower for the period commencing on the Effective Date through the date of determination; and

                 (ii) Borrower may, at any time when after giving effect thereto no Event of Default or event which, with the giving of notice or passage of time or both, may become an Event of Default shall have occurred and be continuing, make any repurchase of its common stock permitted by Section 7.2.5(h).

         The Borrower will not declare any dividend which constitutes a Restricted Payment payable more than 60 days after its date of declaration. Any dividend which complies with the provisions of this Section 7.2.6 on the date of its declaration shall be deemed to comply on its date of payment, provided that any intervening event giving rise to non-compliance is not the result of a Restricted Payment.

         SECTION 7.2.7. Consolidation, Merger, etc. The Borrower will not, and will not permit any Subsidiary to, liquidate or dissolve, consolidate with, or merge into or with, any other corporation, or purchase or otherwise acquire all or substantially all of the assets of any Person (or of any division thereof) except:

                 (a) any such Subsidiary may liquidate or dissolve voluntarily into, and may merge with and into, the Borrower or any other Subsidiary, and the assets or stock of any Subsidiary may be purchased or otherwise acquired by the Borrower or any other Subsidiary; and

                 (b) so long as no Default has occurred and is continuing or would occur after giving effect thereto, the Borrower or any of its Subsidiaries may purchase all or substantially all of the assets of any Person, or acquire such Person by merger, so long as (i) the Borrower is the surviving corporation, (ii) such Person is in the same line of business as the Borrower, and (iii) the aggregate consideration paid therefor is less than $10,000,000; provided, however, that such consideration may exceed $10,000,000 if, 30 days prior to such acquisition, the Borrower delivers to the Agent pro forma financial statements giving effect to the proposed transaction which demonstrates compliance with each of the financial covenants of the Borrower set forth in Section 7.2.4 at all times during the remainder of the Fiscal Year in which such transaction occurs and during the next Fiscal Year thereafter.

         SECTION 7.2.8. Asset Dispositions, etc. The Borrower will not, and will not permit any Subsidiary to, sell, lease, transfer or otherwise dispose of any assets, including the disposition of the stock of any Subsidiary and including any Sale and Lease-Back Transaction (collectively, a "Disposition"), in one or a series of transactions, other than in the ordinary course of business, to any Person, other than the Borrower or a Majority-Owned Subsidiary if immediately preceding such Disposition and after giving effect to such Disposition, (a) during any twelve-consecutive-month period of the Borrower the aggregate book value of all such assets sold, leased, transferred or otherwise disposed of during such period, would exceed 10% of the Consolidated Total Assets as of the end of the Borrower's immediately preceding Fiscal Year, and
(b) since the Effective Date of this Agreement, the aggregate book value of all such assets sold, leased, transferred or otherwise disposed of would exceed 25% of the Consolidated Total Assets as of the end of the Borrower's immediately preceding fiscal year; provided, however, that the Borrower may, and may permit any Subsidiary to, sell, lease, transfer or otherwise dispose of assets in excess of the percentages specified in subparagraphs (a) and (b) above if the cash proceeds therefrom are (x) utilized within one year after such Disposition to purchase or are committed to the purchase of Property of a similar nature and of at least equivalent value, or (y) used to prepay Funded Debt (except Subordinated Debt), including the Loans, on a pro rata basis.

         SECTION 7.2.9. Sales and Leasebacks. The Borrower will not, and will not permit any Subsidiary to, effect any Sale and Lease-Back Transaction unless such Sale and Lease-Back Transaction complies with the requirements of Sections
7.2.3 and 7.2.8 and the terms of such transaction are satisfactory to the Required Lenders.

         SECTION 7.2.10. Transactions with Affiliates. The Borrower will not, and will not permit any Subsidiary to, enter into any transaction (including the furnishing of goods or services) with an Affiliate except in the ordinary course of business and on terms and conditions no less favorable to the Borrower or such Subsidiary than would be obtained in a comparable arm's-length transaction with a Person not an Affiliate.

         SECTION 7.2.11. Compliance with Borrowing Base. The Borrower will not incur any Borrowing Base Debt if, after giving effect to such incurrence, and any concurrent repayment of Loans or Other Borrowing Base Debt, the aggregate principal amount of Borrowing Base Debt would exceed the Borrowing Base.


                                  ARTICLE VIII

                               EVENTS OF DEFAULT

         SECTION 8.1. Listing of Events of Default. Each of the following events or occurrences described in this Section 8.1 shall constitute an "Event of Default."

         SECTION 8.1.1. Non-Payment of Obligations. The Borrower shall default in the payment or prepayment when due of any principal of or interest on any Loan, or in the payment when due of any commitment fee or of any other Obligation and such default shall continue unremedied for two Business Days.

         SECTION 8.1.2. Breach of Warranty. Any representation or warranty of the Borrower made or deemed to be made hereunder, or in any other Loan Document executed by it or any other writing or certificate furnished by or on behalf of the Borrower to the Agent or any Lender for the purposes of or in connection with this Agreement or any such other Loan Document (including any certificates delivered pursuant to Article V), is or shall be incorrect when made in any material respect.

         SECTION 8.1.3. Non-Performance of Certain Covenants and Obligations. The Borrower shall default in the due performance and observance of any of its obligations under Section 7.2.

         SECTION 8.1.4. Non-Performance of Other Covenants and Obligations. The Borrower shall default in the due performance and observance of any other agreement contained herein or in any other Loan Document executed by it, and such default shall continue unremedied for a period of 30 days after notice thereof shall have been given to the Borrower by the Agent or any Lender.

         SECTION 8.1.5. Default on Other Indebtedness. A default shall occur in the payment when due (subject to any applicable grace period), whether by acceleration or otherwise, of any Indebtedness (other than Indebtedness described in Section 8.1.1) of the Borrower or any of its Subsidiaries having a principal amount, individually or in the aggregate, in excess of $2,000,000; or a default shall occur in the performance or observance of any obligation or condition with respect to such Indebtedness if the effect of such default is to accelerate the maturity of any such Indebtedness or such default shall continue unremedied for any applicable period of time sufficient to permit the holder or holders of such Indebtedness, or any trustee or agent for such holders, to cause such Indebtedness to become due and payable prior to its expressed maturity.

         SECTION 8.1.6. Judgments. Any judgment or order for the payment of money in excess of $2,000,000 shall be rendered against the Borrower or any of its Subsidiaries and there shall be any period during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect.

         SECTION 8.1.7. Pension Plans. Any of the following events shall occur with respect to any Pension Plan:

                 (a) the institution of any steps by the Borrower, any member of its Controlled Group or any other Person to terminate a Pension Plan if, as a result of such termination, the Borrower or any such member could be required to make a contribution to such Pension Plan, or could reasonably expect to incur a liability or obligation to such Pension Plan, in excess of $2,000,000; or

                 (b) a contribution failure occurs with respect to any Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA.

         SECTION 8.1.8. Control of the Borrower. Any Change in Control shall occur.

         SECTION 8.1.9. Bankruptcy, Insolvency, etc. The Borrower or any of its Subsidiaries shall:

                 (a) become insolvent or generally fail to pay, or admit in writing its inability or unwillingness to pay, debts as they become due;

                 (b) apply for, consent to, or acquiesce in, the appointment of a trustee, receiver, sequestrator or other custodian for the Borrower or any of its Subsidiaries or any property of any thereof, or make a general assignment for the benefit of creditors;

                 (c) in the absence of such application, consent or acquiescence, permit or suffer to exist the appointment of a trustee, receiver, sequestrator or other custodian for the Borrower or any of its Subsidiaries or for a substantial part of the property of any thereof, and such trustee, receiver, sequestrator or other custodian shall not be discharged within 60 days; provided, that the Borrower and each Subsidiary hereby expressly authorize the Agent and each Lender to appear in any court conducting any relevant proceeding during such 60-day period to preserve, protect and defend their rights under the Loan Documents;

                 (d) permit or suffer to exist the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law, or any dissolution, winding up or liquidation proceeding in respect of the Borrower or any of its Subsidiaries; and, if any such case or proceeding is not commenced by the Borrower or such Subsidiary, such case or proceeding shall be consented to or acquiesced in by the Borrower or such Subsidiary or shall result in the entry of an order for relief or shall remain for 60 days undismissed; provided, that the Borrower and each Subsidiary hereby expressly authorize the Agent and each Lender to appear in any court conducting any such case or proceeding during such 60-day period to preserve, protect and defend their rights under the Loan Documents; or

                 (e) take any action authorizing, or in furtherance of, any of the foregoing.

         SECTION 8.2. Action if Bankruptcy. If any Event of Default described in clauses (a) through (d) of Section 8.1.9) shall occur, the Commitments (if not theretofore terminated) shall automatically terminate and the outstanding principal amount of all outstanding Loans and all other Obligations shall automatically be and become immediately due and payable, without notice or demand.

         SECTION 8.3. Action if Other Event of Default. If any Event of Default (other than any Event of Default described in clauses (a) through (d) of Section 8.1.9 shall occur for any reason, whether voluntary or involuntary, and be continuing, the Agent, upon the direction of the Required Lenders, shall by notice to the Borrower declare all or any portion of the outstanding principal amount of the Loans and other Obligations to be due and payable and/or the Commitments (if not theretofore terminated) to be terminated, whereupon the full unpaid amount of such Loans and other Obligations which shall be so declared due and payable shall be and become immediately due and payable, without further notice, demand or presentment, and/or, as the case may be, the Commitments shall terminate.


                                   ARTICLE IX

                                   THE AGENT

         SECTION 9.1. Actions. Each Lender hereby appoints RBN as its Agent under and for purposes of this Agreement, the Notes and each other Loan Document. Each Lender authorizes the Agent to act on behalf of such Lender under this Agreement, the Notes and each other Loan Document and, in the absence of other written instructions from the Required Lenders received from time to time by the Agent (with respect to which the Agent agrees that it will comply, except as otherwise provided in this Section or as otherwise advised by counsel), to exercise such powers hereunder and thereunder as are specifically delegated to or required of the Agent by the terms hereof and thereof, together with such powers as may be reasonably incidental thereto. Each Lender hereby indemnifies (which indemnity shall survive any termination of this Agreement) the Agent, pro rata according to such Lender's Percentage, from and against any and all liabilities, obligations, losses, damages, claims, costs or expenses of any kind or nature whatsoever which may at any time be imposed on, incurred by, or asserted against, the Agent in any way relating to or arising out of this Agreement, the Notes and any other Loan Document, including reasonable attorneys' fees, and as to which the Agent is not reimbursed by the Borrower; provided, however, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, claims, costs or expenses which are determined by a court of competent jurisdiction in a final proceeding to have resulted solely from the Agent's gross negligence or wilful misconduct. The Agent shall not be required to take any action hereunder, under the Notes or under any other Loan Document, or to prosecute or defend any suit in respect of this Agreement, the Notes or any other Loan Document, unless it is indemnified hereunder to its satisfaction. If any indemnity in favor of the Agent shall be or become, in the Agent's determination, inadequate, the Agent may call for additional indemnification from the Lenders and cease to do the acts indemnified against hereunder until such additional indemnity is given.

         SECTION 9.2. Funding Reliance, etc. Unless the Agent shall have been notified by telephone, confirmed in writing, by any Lender by 5:00 p.m., New York City time, on the day prior to a Borrowing, in the case of a Borrowing of Eurodollar Loans, that such Lender will not make available the amount which would constitute its Percentage of such Borrowing on the date specified therefor, the Agent may assume that such Lender has made such amount available to the Agent and, in reliance upon such assumption, make available to the Borrower a corresponding amount. If and to the extent that such Lender shall not have made such amount available to the Agent, such Lender and the Borrower severally agree to repay the Agent forthwith on demand such corresponding amount, together with interest thereon, for each day from the date the Agent made such amount available to the Borrower to the date such amount is repaid to the Agent, at the interest rate applicable at the time to Loans comprising such Borrowing in the case of a repayment by the Borrower and at the rate per annum paid or payable by the Agent in New York, New York, for federal funds purchased overnight from other banking institutions, in the case of a repayment by a Lender.

         SECTION 9.3. Exculpation. Neither the Agent nor any of its directors, officers, employees or agents shall be liable to any Lender for any action taken or omitted to be taken by it under this Agreement or any other Loan Document, or in connection herewith or therewith, except for its own wilful misconduct or gross negligence, nor responsible for any recitals or warranties herein or therein, nor for the effectiveness, enforceability, validity or due execution of this Agreement or any other Loan Document, nor to make any inquiry respecting the performance by the Borrower of its obligations hereunder or under any other Loan Document. Any such inquiry which may be made by the Agent shall not obligate it to make any further inquiry or to take any action. The Agent shall be entitled to rely upon advice of counsel concerning legal matters and upon any notice, consent, certificate, statement or writing which the Agent believes to be genuine and to have been presented by a proper Person.

         SECTION 9.4. Successor. The Agent may resign as such at any time upon at least 30 days' prior notice to the Borrower and all Lenders. If the Agent at any time shall resign, the Required Lenders may (with the written consent of the Borrower which consent shall not be unreasonably withheld or delayed) appoint another Lender as a successor Agent, which shall thereupon become the Agent hereunder. If no successor Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Agent's giving notice of resignation, then the retiring Agent may (with the written consent of the Borrower which consent shall not be unreasonably withheld or delayed), on behalf of the Lenders, appoint a successor Agent, which shall be one of the Lenders or a commercial banking institution organized under the laws of the U.S. (or any State thereof) or a U.S. branch or agency of a commercial banking institution, having a combined capital and surplus of at least $500,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall be entitled to receive from the retiring Agent such documents of transfer and assignment as such successor Agent may reasonably request, and shall thereupon succeed to and become vested with all rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Agent's resignation hereunder as the Agent, the provisions of:

                 (a) this Article IX shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Agent under this Agreement; and

                 (b) Section 10.3 and Section 10.4 shall continue to inure to its benefit.

         SECTION 9.5. Loans by RBN. RBN shall have the same rights and powers with respect to (x) the Loans made by it or any of its Affiliates, and
(y) the Notes held by it or any of its Affiliates as any other Lender and may exercise the same as if it were not the Agent. RBN and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Subsidiary or Affiliate of the Borrower as if RBN were not the Agent hereunder.

         SECTION 9.6. Credit Decisions. Each Lender acknowledges that it has, independently of the Agent and each other Lender, and based on such Lender's review of the financial information of the Borrower, this Agreement, the other Loan Documents (the terms and provisions of which being satisfactory to such Lender) and such other documents, information and investigations as such Lender has deemed appropriate, made its own credit decision to extend its Commitment. Each Lender also acknowledges that it will, independently of the Agent and each other Lender, and based on such other documents, information and investigations as it shall deem appropriate at any time, continue to make its own credit decisions as to exercising or not exercising from time to time any rights and privileges available to it under this Agreement or any other Loan Document.

         SECTION 9.7. Copies, etc. The Agent shall give prompt notice to each Lender of each notice or request required or permitted to be given to the Agent by the Borrower pursuant to the terms of this Agreement (unless concurrently delivered to the Lenders by the Borrower). The Agent will distribute to each Lender each document or instrument received for its account and copies of all other communications received by the Agent from the Borrower for distribution to the Lenders by the Agent in accordance with the terms of this Agreement.


                                   ARTICLE X

                            MISCELLANEOUS PROVISIONS

         SECTION 10.1. Waivers, Amendments, etc. The provisions of this Agreement and of each other Loan Document may from time to time be amended, modified or waived, if such amendment, modification or waiver is in writing and consented to by the Borrower and the Required Lenders; provided, however, that no such amendment, modification or waiver which would:

                 (a) modify any requirement hereunder that any particular action be taken by all the Lenders or by the Required Lenders shall be effective unless consented to by each Lender;

                 (b) modify this Section 10.1, change the definition of "Required Lenders," increase the Commitment Amount or the Percentage of any Lender, reduce any fees described in Article III, or extend the Commitment Termination Date shall be made without the consent of each Lender and each holder of a Note;

                 (c) extend the due date for, or reduce the amount of, any scheduled repayment or prepayment of principal of or interest on any Loan (or reduce the principal amount of or rate of interest on any Loan) shall be made without the consent of the holder of that Note evidencing such Loan; or

                 (d) affect adversely the interests, rights or obligations of the Agent shall be made without consent of the Agent.

No failure or delay on the part of the Agent, any Lender or the holder of any
Note in exercising any power or right under this Agreement or any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right. No notice to or demand on the Borrower in any case shall entitle it to any notice or demand in similar or other circumstances. No waiver or approval by the Agent, any Lender or the holder of any Note under this Agreement or any other Loan Document shall, except as may be otherwise stated in such waiver or approval, be applicable to subsequent transactions. No waiver or approval hereunder shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder.

         SECTION 10.2. Notices. All notices and other communications provided to any party hereto under this Agreement or any other Loan Document shall be in writing or by facsimile and addressed, delivered or transmitted to such party at its address, or facsimile number set forth below its signature hereto or set forth in the Lender Assignment Agreement or at such other address, Telex or facsimile number as may be designated by such party in a notice to the other parties. Any notice, if mailed and properly addressed with postage prepaid or if properly addressed and sent by pre-paid courier service, shall be deemed given when received; any notice, if transmitted by facsimile, shall be deemed given when transmitted.

         SECTION 10.3. Payment of Costs and Expenses. The Borrower agrees to pay on demand all expenses of the Agent (including the fees and out-of-pocket expenses of counsel to the Agent and of local counsel, if any, who may be retained by counsel to the Agent) in connection with

                 (a) the negotiation, preparation, execution and delivery of this Agreement and of each other Loan Document, including schedules and exhibits, and any amendments, waivers, consents, supplements or other modifications to this Agreement or any other Loan Document as may from time to time hereafter be required, whether or not the transactions contemplated hereby are consummated, and

                 (b) the preparation and review of the form of any document or instrument relevant to this Agreement or any other Loan Document.

The Borrower further agrees to pay, and to save the Agent and the Lenders harmless from all liability for, any stamp or other taxes which may be payable in connection with the execution or delivery of this Agreement, the borrowings hereunder, or the issuance of the Notes or any other Loan Documents. The Borrower also agrees to reimburse the Agent and each Lender upon demand for all reasonable out-of-pocket expenses (including attorneys' fees and legal expenses) incurred by the Agent or such Lender in connection with (x) the negotiation of any restructuring or "work-out," whether or not consummated, of any Obligations and (y) the enforcement of any Obligations.

         SECTION 10.4. Indemnification. In consideration of the execution and delivery of this Agreement by each Lender and the extension of the Commitments, the Borrower hereby indemnifies, exonerates and holds the Agent and each Lender and each of their respective officers, directors, employees and agents (collectively, the "Indemnified Parties") free and harmless from and against any and all actions, causes of action, suits, losses, costs, liabilities and damages, and expenses incurred in connection therewith (irrespective of whether any such Indemnified Party is a party to the action for which indemnification hereunder is sought), including reasonable attorneys' fees and disbursements (collectively, the "Indemnified Liabilities"), incurred by the Indemnified Parties or any of them as a result of, or arising out of, or relating to:

                 (a) any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of any Loan;


                 (b) the entering into and performance of this Agreement and any other Loan Document by any of the Indemnified Parties (including any action brought by or on behalf of the Borrower as the result of any determination by the Required Lenders pursuant to
         Article V not to fund any Borrowing);

                 (c) any investigation, litigation or proceeding related to any acquisition or proposed acquisition by the Borrower or any of its Subsidiaries of all or any portion of the stock or assets of any Person, whether or not the Agent or such Lender is party thereto;

                 (d) any investigation, litigation or proceeding related to any environmental cleanup, audit, compliance or other matter relating to the protection of the environment or the Release by the Borrower or any of its Subsidiaries of any Hazardous Material; or

                 (e) the presence on or under, or the escape, seepage, leakage, spillage, discharge, emission, discharging or releases from, any real property owned or operated by the Borrower or any Subsidiary thereof of any Hazardous Material (including any losses, liabilities, damages, injuries, costs, expenses or claims asserted or arising under any Environmental Law), regardless of whether caused by, or within the control of, the Borrower or such Subsidiary;

except for any such Indemnified Liabilities arising for the account of a particular Indemnified Party by reason of the relevant Indemnified Party's gross negligence or wilful misconduct. If and to the extent that the foregoing undertaking may be unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.

         SECTION 10.5. Survival. The obligations of the Borrower under Sections 4.3, 4.4, 4.5, 4.6, 10.3 and 10.4, and the obligations of the Lenders under Section 9.1, shall in each case survive any termination of this Agreement, the payment in full of all Obligations and the termination of all Commitments.

         SECTION 10.6. Severability. Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such provision and such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or such Loan Document or affecting the validity or enforceability of such provision in any other jurisdiction.

         SECTION 10.7. Headings. The various headings of this Agreement and of each other Loan Document are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement or such other Loan Document or any provisions hereof or thereof.

         SECTION 10.8. Execution in Counterparts, Effectiveness, etc. This Agreement may be executed by the parties hereto in several counterparts, each of which shall be executed by the Borrower and the Agent and be deemed to be an original and all of which shall constitute together but one and the same agreement. This Agreement shall become effective (the "Effective Date") when counterparts hereof executed on behalf of the Borrower and each Lender (or notice thereof satisfactory to the Agent) shall have been received by the Agent and notice thereof shall have been given by the Agent to the Borrower and each Lender.

         SECTION 10.9. Governing Law; Entire Agreement. THIS AGREEMENT, THE NOTES AND EACH OTHER LOAN DOCUMENT SHALL EACH BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF ILLINOIS. This Agreement, the Notes and the other Loan Documents constitute the entire understanding among the parties hereto with respect to the subject matter hereof and supersede any prior agreements, written or oral, with respect thereto.

         SECTION 10.10. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that:

                 (a) the Borrower may not assign or transfer its rights or obligations hereunder without the prior written consent of the Agent and all Lenders; and

                 (b) the rights of sale, assignment and transfer of the Lenders are subject to Section 10.11.

         SECTION 10.11. Sale and Transfer of Loans and Note; Participations in Loans and Note. Each Lender may assign, or sell participations in, its Loans and Commitment to one or more other Persons in accordance with this
Section 10.11.

         SECTION 10.11.1.  Assignments.  Any Lender,

                 (a) with the written consents of the Borrower and the Agent (which consents shall not be unreasonably delayed or withheld and which consent, in the case of the Borrower, shall be deemed to have been given in the absence of a written notice delivered by the Borrower to the Agent, on or before the fifth Business Day after receipt by the Borrower of such Lender's request for consent, stating, in reasonable detail, the reasons why the Borrower proposes to withhold such consent), may at any time assign and delegate to one or more commercial banks or other financial institutions, and

                 (b) with notice to the Borrower and the Agent, but without the consent of the Borrower or the Agent, may assign and delegate to any of its Affiliates, to any other Lender or to any Federal Reserve Bank,

(each Person described in either of the foregoing clauses as being the Person to whom such assignment and delegation is to be made, being hereinafter referred to as an "Assignee Lender"), all or any fraction of such Lender's total Loans and Commitment (which assignment and delegation shall be of a constant, and not a varying, percentage of all the assigning Lender's Loans and Commitment) in a minimum aggregate amount of $5,000,000; provided, however, that any such Assignee Lender will comply, if applicable, with the provisions contained in the penultimate sentence of Section 4.6; and further, provided, however, that, the Borrower and the Agent shall be entitled to continue to deal solely and directly with such Lender in connection with the interests so assigned and delegated to an Assignee Lender until:

                 (c) written notice of such assignment and delegation, together with payment instructions, addresses and related information with respect to such Assignee Lender, shall have been given to the Borrower and the Agent by such Lender and such Assignee Lender;

                 (d) such Assignee Lender shall have executed and delivered to the Borrower and the Agent a Lender Assignment Agreement, accepted by the Agent; and

                 (e) the processing fees described below shall have been paid.

From and after the date that the Agent accepts such Lender Assignment Agreement, (x) the Assignee Lender thereunder shall be deemed automatically to have become a party hereto and, to the extent that rights and obligations hereunder have been assigned and delegated to such Assignee Lender in connection with such Lender Assignment Agreement, shall have the rights and obligations of a Lender hereunder and under the other Loan Documents, and (y) the Assignor Lender, to the extent that rights and obligations hereunder have been assigned and delegated by it in connection with such Lender Assignment Agreement, shall be released from its obligations hereunder and under the other Loan Documents. Within five Business Days after its receipt of notice that the Agent has received an executed Lender Assignment Agreement, the Borrower shall execute and deliver to the Agent (for delivery to the relevant Assignee Lender) a new Note evidencing such Assignee Lender's assigned Loans and Commitment and, if the assignor Lender has retained Loans and a Commitment hereunder, a replacement Note in the principal amount of the Loans and Commitment retained by the assignor Lender hereunder (such Note to be in exchange for, but not in payment of, that Note then held by such assignor Lender). Each such Note shall be dated the date of the predecessor Note. The assignor Lender shall mark the predecessor Note "exchanged" and deliver it to the Borrower. Accrued interest on that part of the predecessor Note evidenced by the new Note, and accrued fees, shall be paid as provided in the Lender Assignment Agreement. Accrued interest on that part of the predecessor Note evidenced by the replacement Note shall be paid to the assignor Lender.
Accrued interest and accrued fees shall be paid at the same time or times provided in the predecessor Note and in this Agreement. Such assignor Lender or such Assignee Lender must also pay a processing fee to the Agent upon delivery of any Lender Assignment Agreement in the amount of $3,000. Any attempted assignment and delegation not made in accordance with this Section
10.11.1 shall be null and void.

         SECTION 10.11.2. Participations. Any Lender may at any time sell to one or more commercial banks or other Persons (each of such commercial banks and other Persons being herein called a "Participant") participating interests in any of the Loans, its Commitment, or other interests of such Lender hereunder; provided, however, that:

                 (a) no participation contemplated in this Section 10.11 shall relieve such Lender from its Commitment or its other obligations hereunder or under any other Loan Document;

                 (b) such Lender shall remain solely responsible for the performance of its Commitment and such other obligations;

                 (c) the Borrower and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and each of the other Loan Documents;

                 (d) no Participant, unless such Participant is an Affiliate of such Lender or is itself a Lender, shall be entitled to require such Lender to take or refrain from taking any action hereunder or under any other Loan Document, except that such Lender may agree with any Participant that such Lender will not, without such Participant's consent, take any actions of the type described in clause (b) or (c) of Section 10.1; and

                 (e) the Borrower shall not be required to pay any amount under Section 4.6 that is greater than the amount which it would have been required to pay had no participating interest been sold.

The Borrower acknowledges and agrees that each Participant, for purposes of Sections 4.3, 4.4, 4.5, 4.6, 4.8, 4.9, 10.3 and 10.4, shall be considered a
Lender.

         SECTION 10.12. Other Transactions. Nothing contained herein shall preclude the Agent or any other Lender from engaging in any transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Borrower or any of its Affiliates in which the Borrower or such Affiliate is not restricted hereby from engaging with any other Person.

         SECTION 10.13. Forum Selection and Consent to Jurisdiction. ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF THE AGENT, THE LENDERS OR THE BORROWER SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN THE COURTS OF THE STATE OF ILLINOIS OR IN THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS; PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT THE AGENT'S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. THE BORROWER HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF ILLINOIS AND OF THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH SUCH LITIGATION. THE BORROWER FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF ILLINOIS. THE BORROWER HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY HAVE OR HEREAFTER MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT THE BORROWER HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OF FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, THE BORROWER HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

         SECTION 10.14. Waiver of Jury Trial. THE AGENT, THE LENDERS AND THE BORROWER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF THE AGENT, THE LENDERS OR THE BORROWER. THE BORROWER ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION (AND EACH OTHER PROVISION OF EACH OTHER LOAN DOCUMENT TO WHICH IT IS A PARTY) AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE AGENT AND THE LENDERS ENTERING INTO THIS AGREEMENT AND EACH SUCH OTHER LOAN DOCUMENT.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

                                                   THORN APPLE VALLEY, INC.


                                        By_________________________________
                                          Title:

                                        Address:  _________________________
                                                  _________________________

                                        Facsimile No.:  ___________________

                                        Attention: ________________________
                                                   ________________________


                                        COOPERATIEVE CENTRALE RAIFFEISEN-
                                        BOERENLEENBANK B.A., acting through its
                                        U.S. branches and agencies, including
                                        initially its New York Branch, as Agent


                                        By_________________________________
                                          Title:

                                        By_________________________________
                                          Title:

                                        Address:  245 Park Avenue
                                                  New York, New York  10167

                                        Attention:  _______________________
                                                    _______________________

   PERCENTAGE                                               LENDERS
   ----------                                               -------
      31.25%                           COOPERATIEVE CENTRALE RAIFFEISEN-
                                       BOERENLEENBANK B.A.,
                                       New York Branch


                                       By________________________________
                                         Title:

                                       By_________________________________
                                         Title:

                                       Domestic
                                       Office: 245 Park Avenue
                                               New York, New York  10167

                                       Facsimile No.: (212) 916-7930

                                       Attention for
                                       Borrowing and
                                       Payment Notices: Corporate Services Dept.
                                                        Attn:  Chandra Rambarran

                                       Attention for
                                       all other
                                       Notices:   Rabobank Nederland
                                                  300 S. Wacker Dr.
                                                  Suite 3500
                                                  Chicago, IL  60606
                                                  Attn:  M. Butz

                                       LIBOR
                                       Office: 245 Park Avenue
                                               New York, New York  10167

                                       Facsimile No.: (212) 916-7930

                                       Attention for
                                       Borrowing and
                                       Payment Notices: Corporate Services Dept.
                                                        Attn:  Chandra Rambarran

        25.0%                           OLD KENT BANK & TRUST CO.


                                        By________________________________
                                          Title:

                                        Domestic
                                        Office: __________________________
                                                __________________________

                                        Facsimile No.: ___________________

                                        Attention for
                                        Borrowing and
                                        Payment Notices: _________________

                                        Attention for
                                        all other
                                        Notices: _________________________

                                        LIBOR
                                        Office:  _________________________
                                                 _________________________
                                        Facsimile No.: ___________________

                                        Attention for
                                        Borrowing and
                                        Payment Notices:  ________________
                                                          ________________

        25.0%                           NATIONAL CITY BANK


                                        By________________________________
                                          Title:

                                        Domestic
                                        Office: 1900 E. Ninth St.
                                                Cleveland, OH  44114

                                        Facsimile No.: (216) 575-9396

                                        Attention for
                                        Borrowing and
                                        Payment Notices: Wendy Pollarine

                                        Attention for
                                        all other
                                        Notices: Marybeth S. Howe

                                        LIBOR
                                        Office: 1900 E. Ninth St.
                                                Cleveland, OH  44114

                                        Facsimile No.: (216) 575-3207

                                        Attention for
                                        Borrowing and
                                        Payment Notices: Wendy Pollarine

        18.75%                          HARRIS TRUST AND SAVINGS BANK


                                        By________________________________
                                          Title:  Vice President

                                        Domestic
                                        Office: 111 West Monroe Street
                                                Chicago, IL  60690

                                        Facsimile No.: (312) 765-8095

                                        Attention for
                                        Borrowing and
                                        Payment Notices: Ylanda Wilhite
                                                         Jerry Karl

                                        Attention for
                                        all other
                                        Notices: Edward L. Cooper, III

                                        LIBOR
                                        Office: 111 West Monroe
                                                Chicago, IL  60690

                                        Facsimile No.: (312) 765-8095

                                        Attention for
                                        Borrowing and
                                        Payment Notices: Ylanda Wilhite
                                                         Jerry Karl

        ____
        100%
        ====